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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 OVERSEAS SHIPHOLDING GROUP, INC.
666 THIRD AVENUE, NEW YORK, N.Y. 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2009

         TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Overseas Shipholding Group, Inc., which will be held at the corporate headquarters of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 9, 2009, at 2:00 P.M.

        The meeting will be held for the following purposes:

  (1)
  To elect thirteen directors, each for a term of one year;

  (2)
  To consider and act upon a proposal to approve the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan, including re-approval of the section 162(m) performance goals under such plan; and

  (3)
  To transact such other business as may properly be brought before the meeting.

        Stockholders of record at the close of business on April 17, 2009 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's offices, 666 Third Avenue, Fifth Floor, New York, N.Y.

        Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

        We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,
JAMES I. EDELSON General Counsel and Secretary

New York, N.Y.
April 30, 2009

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2009

        The Corporation's proxy statement is attached. Financial and other information concerning the Corporation is contained in the Corporation's Annual Report for the fiscal year ended December 31, 2008. Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), the Corporation has elected to provide access to proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of its proxy materials on the Internet. In accordance with the SEC rules, you may access this proxy statement and the Corporation's 2008 Annual Report at http://www.osg.com/proxy, which does not have "cookies" that identify visitors to the site.

OVERSEAS SHIPHOLDING GROUP, INC.
666 Third Avenue, New York, N.Y. 10017

PROXY STATEMENT

        The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 9, 2009. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

        Only stockholders of record at the close of business on April 17, 2009 (the "record date") will be entitled to vote at the Annual Meeting. The Corporation has one class of voting securities, its Common Stock, of which 26,861,638 shares were outstanding on the record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 30, 2009.

ELECTION OF DIRECTORS

        The thirteen nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Nominating Committee. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

        The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation's Common Stock of which each nominee, and all directors, nominees and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission (the "SEC")) on the record date, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Nominees:
Morten Arntzen, 54	President and Chief Executive Officer of the Corporation.	2004	382,362	(b)	1.4%
Oudi Recanati, 59	Director of companies.	1996	3,136,099	(c)(d)(m)	11.7%
G. Allen Andreas III, 39	Principal, Good Hill Partners LP, investment management company.	2004	7,500	(d)(e)	—
Alan R. Batkin, 64	Vice Chairman of Eton Park Capital Management, L.P., global, multi-disciplinary investment firm.	1999	6,000	(d)(f)(g)	—
Thomas B. Coleman, 66	Chief Executive Officer of International-Matex Tank Terminals, deep water bulk liquid terminals and logistics.	2003	9,500	(d)(h)	—
Charles A. Fribourg, 52	Directeur General, Finagrain S.A. (also known as Arlon Group (Europe) S.A.), agribusiness investment holding company and a subsidiary of Continental Grain Company	2000	22,075	(d)(i)	0.1%
Stanley Komaroff, 74	Senior Advisor, Henry Schein, Inc., distributor of healthcare products and services.	1993	2,924	(d)(j)	—
Solomon N. Merkin, 52	President, Leib Merkin, Inc., private investment company.	1989	12,000	(d)(f)	—
Joel I. Picket, 70	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	4,000	(d)(k)	—
Ariel Recanati, 45	President, Maritime Overseas Corporation, a private family management company.	1999	3,125,599	(d)(l)(m)	11.6%
Thomas F. Robards, 62	Principal, Robards & Company LLC, investment advising and consulting services.	2005	7,500	(e)(n)	—
Jean-Paul Vettier, 64	Senior Advisor to First Reserve Corporation, a private equity firm, and Roland Berger Strategy Consultants, a consulting firm.	2006	7,500	(e)(o)	—

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Michael J. Zimmerman, 58	Chairman of the Board of the Corporation; Executive Vice President and Chief Financial Officer, Continental Grain Company, diversified agribusiness and investments.	2000	16,500	(d)(i)	0.1%
All directors, nominees and executive officers as a group (22 persons)			3,944,409	(p)	14.4%

(a)
Includes the shares of Common Stock issuable within 60 days of April 17, 2009 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)
Includes 82,141 shares granted to Mr. Arntzen by the Corporation pursuant to restricted stock agreements which are subject to vesting restrictions on April 17, 2009. Also includes 237,397 shares of Common Stock issuable upon exercise of stock options.

(c)
Includes 3,053,215 shares as to which Mr. Oudi Recanati may be deemed to share the power to vote and dispose of under a stockholders agreement, dated as of April 16, 2003 among members of the Recanati family, as amended (the "Stockholders Agreement"); and 70,384 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation. Also includes 5,000 shares of Common Stock issuable upon the exercise of stock options.

(d)
Does not include 4,537 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(e)
Consists of 7,500 shares of Common Stock issuable upon exercise of stock options.

(f)
Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(g)
Mr. Batkin shares with his wife voting and investment control over 1,000 shares of Common Stock.

(h)
Includes 8,500 shares of Common Stock issuable upon exercise of stock options.

(i)
Includes 11,500 shares of Common Stock issuable upon exercise of stock options.

(j)
Includes 2,000 shares of Common Stock issuable upon exercise of stock options.

(k)
Includes 3,000 shares of Common Stock issuable upon exercise of stock options.

(l)
Includes 3,053,215 shares of Common Stock as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (he may be deemed to share the power to dispose of only 2,533,340 of these shares); and 70,384 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 2,000 shares of Common Stock issuable upon exercise of stock options.

(m)
Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(n)
Does not include 3,448 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(o)
Does not include 2,375 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(p)
Includes 513,758 shares of Common Stock issuable upon exercise of stock options. See Notes (b), (c), (e), (f), and (h) through (l) above.

        Each director has been principally engaged in his present employment for the past five years, except: Mr. Andreas who served from October 2004 to March 2009 as Director of Delaware Street

Capital, LLC, an investment management company and for more than five years prior to October 2004 as Vice President of Allen & Company, an investment banking and asset management company; Mr. Batkin, who served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm, for more than five years prior to February 28, 2007; Mr. Robards, who served as Senior Vice President and Chief Financial Officer of the American Museum of Natural History from 2003 until 2004; and Mr. Vettier, who served as Chairman and Chief Executive Officer of Total Refining and Marketing (formerly TotalFinaElf Refining and Marketing) and a member of the Executive Committee of Total (formerly TotalFinaElf) for at least five years prior to April 1, 2006.

        Mr. Arntzen is a director of Royal Caribbean Cruises Ltd. and OSG America LLC, the general partner of OSG America L.P. Mr. Batkin is a director of Hasbro, Inc., Cantel Medical Corp. and Omnicom Group, Inc. Mr. Robards is a director of HSBC Investor Funds. Mr. Vettier is a director of Dresser-Rand Group Inc. Mr. Zimmerman is a director of Financial Federal Corporation and KBW, Inc. and is an advisory director of Smithfield Foods, Inc.

        If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

 BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS

        The following table sets forth the beneficial ownership of shares of the Corporation's Common Stock as of April 17, 2009 by each of the Named Executive Officers listed in the Summary Compensation Table in this proxy statement other than Morten Arntzen, whose information is disclosed above along with the other directors.

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Myles R. Itkin	70,675	(1)	0.3%
Robert E. Johnston	61,721	(2)	0.2%
Mats Berglund	63,883	(3)	0.2%
Lois K. Zabrocky	27,318	(4)	0.1%

(1)
Includes 47,156 shares of Common Stock issuable upon the exercise of stock options.

(2)
Includes 37,891 shares of Common Stock issuable upon the exercise of stock options.

(3)
Includes 42,008 shares of Common Stock issuable upon the exercise of stock options.

(4)
Includes 16,048 shares of Common Stock issuable upon the exercise of stock options.

 INFORMATION AS TO STOCK OWNERSHIP

        Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

Name and Address	Number of Shares Beneficially Owned*	Percent of Class*
Mrs. Diane Recanati(1)(2) 590 Fifth Avenue New York, New York 10036	3,123,599	11.6%**
Mr. Leon Recanati(1)(3) Medinat Hayehudim Street 85 Herzelia Pituah, Israel	3,123,599	11.6%**
Mr. Michael Recanati(1)(4) 590 Fifth Avenue New York, New York 10036	3,139,967	11.7%**
Mrs. Yudith Yovel Recanati(1)(5) 64 Kaplan Street Herzliya, Israel	3,123,599	11.6%**
FMR LLC(6)(9) 82 Devonshire Street Boston, Massachusetts 02109	3,223,883	12.0%
Advisory Research, Inc.(7)(9) 180 North Stetson St., Suite 5500 Chicago, Illinois 60601	1,821,024	6.8%
Barclays Global Fund Advisors(8)(9) 400 Howard Street San Francisco, California 94105	1,675,004	6.2%

*
Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of December 31, 2008.

**
Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati all share the power to vote 3,053,215 shares subject to a stockholders agreement dated as of April 16, 2003 among members of, or trusts for the benefit of members of, the Recanati family, as amended (the "Stockholders Agreement"). All of these persons also share the power to vote and dispose of the 70,384 shares owned by the Recanati Foundation. All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons under "Election of Directors" or in this table and are included in calculating such person's ownership percentage. The share and percentage ownership information for these persons is as of April 17, 2009.

(1)
Mrs. Diane Recanati is the mother of Messrs. Oudi Recanati, a director of the Corporation, and Michael Recanati, the aunt of Mr. Ariel Recanati, a director of the Corporation, and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(2)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of these shares with Messrs. Oudi

  Recanati and Michael Recanati). Also includes 70,384 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(3)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only 2,533,340 of these shares); and 70,384 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(4)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote and dispose; and 70,384 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(5)
Includes 3,053,215 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only 2,533,340 of these shares); and 70,384 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(6)
As of December 31, 2008, FMR LLC has the sole dispositive power over 3,223,883 of these shares and sole voting power over 106,573 of these shares. FIL Limited ("FIL"), the beneficial owner of 6,400 of these shares, is a separate and independent corporate entity from FMR LLC. FIL and FMR LLC believe that they are not acting as a "group" for purposes of section 13(d) under the Securities Exchange of 1934 but have voluntarily reported ownership of these shares on a joint basis.

(7)
As of December 31, 2008, Advisory Research, Inc. has the sole dispositive power and sole voting power over all of these shares.

(8)
As of December 31, 2008, Barclays Global Fund Advisors has the sole dispositive power over all of these shares and sole voting power over 1,369,040 of these shares.

(9)
The information with respect to this beneficial ownership is according to such beneficial owner's filings with the SEC.

 INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Corporation's directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Corporation's website, which is www.osg.com, and are available in print upon the request of any stockholder of the Corporation. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which he is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

        Policies and Procedures for Approval of Related Party Transactions.    Related party transactions may present potential or actual conflicts of interest and create the appearance that Corporation decisions are based on considerations other than the best interests of the Corporation and its stockholders. The Corporation's Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Corporation's legal department. In addition to this reporting requirement, to identify related party transactions, each year the Corporation submits and requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Corporation in which the director or officer has an interest. Management and the legal department carefully review the terms of all related party transactions. Management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party if a director is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm's length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.

        Independence.    Under the Corporate Governance Guidelines, which incorporate the standards established by the New York Stock Exchange ("NYSE"), the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, twelve of the thirteen nominees, namely Messrs. Oudi Recanati, Andreas, Batkin, Coleman, Fribourg, Komaroff, Merkin, Picket, Ariel Recanati, Robards, Vettier and Zimmerman, have been determined to be independent under the Corporate Governance Guidelines because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence The Board annually reviews relationships that directors may have with the Corporation to make a determination of whether there are any material relationships that would preclude a director from being independent.

        The Corporation and Maritime Overseas Corporation ("MOC"), a private family management company whose President is Mr. Ariel Recanati, a director of the Corporation, are parties to a sublease pursuant to which the Corporation subleases to MOC approximately 2,850 square feet of office space at its New York offices. The sublet space is separate from the Corporation's offices and has a separate entrance. The sublease began at the end of January 2007 and is for a term of five years plus one month, which may be reduced to three years by notice from either the Corporation or MOC given prior to June 2009. The annual rent is approximately $185,000, plus additional rent for increases in real estate taxes, operating expenses and electricity. An independent real estate brokerage firm has determined that the rent under the sublease was the fair market rental value of the rental space at the time the sublease was entered into. The Board of Directors believes that the terms of the sublease were fair and reasonable to the Corporation at the time the sublease was entered into and that the terms were comparable to terms that could be obtained in an arm's length transaction with an unrelated third party.

        In determining that this relationship was not material with respect to Mr. Ariel Recanati or his first cousin Mr. Oudi Recanati, the Board considered that the annual payments to be made by MOC to the Corporation under the sublease would never approach an amount that would bar independence under the NYSE listing standards. The Board concluded that based on all of the relevant facts and circumstances the sublease did not constitute a material relationship with the Corporation that represents a potential conflict of interest or otherwise interferes with the exercise by either Ariel Recanati or Oudi Recanati of his independent judgment from management of the Corporation.

        Meetings of the Board.    The Board held seven meetings during 2008. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which he was a member, except for Solomon N. Merkin, who missed a two day Board meeting and a Board committee meeting because the meetings were inadvertently scheduled on a religious holiday, and missed another Board committee meeting because of illness.

        Annual Meetings of Stockholders.    Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders. In 2008, all of the Directors attended the Annual Meeting of Stockholders, except for Solomon N. Merkin because the meeting was inadvertently scheduled on a religious holiday.

        Communications with Board Members.    Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Corporation's Corporate Secretary, 666 Third Avenue, Fifth Floor, New York, New York 10017. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

        Code of Ethics.    The Corporation has adopted a code of ethics which is an integral part of the Corporation's business conduct compliance program and embodies the commitment of the Corporation and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Corporation's officers, directors and employees. Each is responsible for understanding and complying with the Code of Ethics. The Code of Ethics is posted on the Corporation's website and is available in print upon the request of any stockholder of the Corporation.

        Executive Sessions of the Board.    To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the end of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board of Directors chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Committees

        The Corporation has three standing committees of its Board: the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Corporation's website and is available in print upon the request of any stockholder of the Corporation.

        Audit Committee.    The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors. During 2008, the Audit Committee consisted of Messrs. Robards (Chairman), Picket, Andreas and Ariel Recanati. The Board determined that Mr. Robards is an audit committee financial expert, as defined by rules of the SEC. The Audit Committee met six times during 2008.

        The Audit Committee oversees the Corporation's accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Corporation's independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied. As part of its duties, the Audit Committee retains the Corporation's independent registered public accounting firm, subject to stockholder ratification (except that for 2009 the schedule for selection of the independent registered public accounting firm does not allow for such selection to be submitted to stockholders—see page 40 of this proxy statement). It maintains direct responsibility for the compensation and oversight of the Corporation's independent registered public accounting firm and evaluates the independent registered public accounting firm's qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Corporation's independent registered public accounting firm.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2008, the Corporate Governance and Nominating Committee consisted of Messrs. Oudi Recanati (Chairman), Komaroff, Merkin, Zimmerman and Batkin. The Committee is required to meet as many times as necessary each year. In 2008, the Corporate Governance and Nominating Committee met three times. The Corporate Governance and Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Corporation. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance, reviews Board compensation and recommends changes in director compensation to the Board. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors set forth in the Corporate Governance Guidelines. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

        The Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

  •
  judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Corporation's business;

  •
  status as "independent" or an "audit committee financial expert" or "financially literate" as defined by the NYSE or the SEC;

  •
  high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Corporation operates, and, if the candidate is an existing member of the Board, any change in the member's principal occupation or business associations;

  •
  absence of conflicts of interest with the Corporation;

  •
  status as a U.S. citizen; and

  •
  ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

        A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Corporation. Recommendations must be received by December 31, 2009 in order for a candidate to be considered for election at the 2010 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. All the director nominees named in this proxy statement were evaluated under the criteria set forth above and recommended by the Corporate Governance and Nominating Committee for election by stockholders at the Annual Meeting.

        All nominees for election at the Annual Meeting were previously elected to the Board by stockholders.

        Compensation Committee.    The Compensation Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2008 the Compensation Committee consisted of Messrs. Fribourg (Chairman), Oudi Recanati, Coleman and Vettier. The Committee met four times during 2008. The Compensation Committee makes recommendations to the Board as to the Corporation's general compensation philosophy, determines which of the corporate goals and objectives established by the Board are relevant to the compensation of the Corporation's Chief Executive Officer ("CEO"), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO's compensation level based on this evaluation; establishes annual compensation, including benefits and perquisites of all executive officers of the Corporation, and reports such determinations and actions to the Board; reviews and approves employment agreements, severance agreements, change of control agreements and other similar agreements relating to executive officers; and establishes, modifies and makes grants under incentive- compensation plans and equity-based plans, and monitors such plans and their administration. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation to the Board as to whether it should be included in the proxy statement.

 COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis provides information regarding the compensation program for the Corporation's Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers serving at the end of 2008, all of whom are listed in the Summary Compensation Table on page 27 of this proxy statement (collectively the "Named Executive Officers"). The Compensation Discussion and Analysis describes the objectives of the Corporation's compensation program, the elements of the compensation program and how each element fits into the Corporation's overall compensation objectives. The Compensation Committee is responsible for overseeing the compensation paid to all executive officers of the Corporation, including the Named Executive Officers.

Compensation Philosophy and Objectives

        The Corporation's compensation philosophy is to structure compensation to drive and support the Corporation's long-term goal of total stockholder return and sustainable growth. Sustainable growth means investing in long-term opportunities while meeting short-term commitments. The compensation program is designed to promote the following objectives:

  •
  to attract and motivate talented executives, and to encourage their long-term tenure with the Corporation;

  •
  to compensate executives directly based upon the value of their individual contributions in achieving corporate goals and objectives; and

  •
  to align incentive compensation with performance measures that motivate executives to maximize shareholder value.

Role of the Compensation Committee

        The Compensation Committee makes all compensation decisions with respect to the Named Executive Officers. The Chief Executive Officer assists the Compensation Committee in reaching compensation decisions with respect to the Named Executive Officers other than himself. The other Named Executive Officers do not play a role in their own compensation determination other than discussing individual performance objectives with the Chief Executive Officer. All decisions relating to the Chief Executive Officer's compensation are made by the Compensation Committee without management present. The Compensation Committee then reports these decisions to the Board of Directors.

Use of Outside Advisors

        The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its duties. For 2008, the Compensation Committee engaged Frederic W. Cook & Co. ("FWC") as its independent advisor with respect to executive compensation and incentive plan design. The Compensation Committee selected FWC based on the Committee's satisfaction with FWC's performance as the Committee's independent compensation advisors since 2004, as well as FWC's experience, reputation, familiarity with the business environment and knowledge of the shipping industry, current practices and emerging trends. During 2008, FWC's services to the Compensation Committee included compiling data on senior management compensation in the shipping industry (which included data provided by the Hay Group at the request of management), providing a detailed comparative analysis of compensation for each Named Executive Officer, advising on equity compensation design and on severance payment and change of control arrangements and assisting in preparing certain of the compensation disclosures in the Corporation's Proxy Statement for the 2008 Annual Meeting of Stockholders. Except for providing services to the Compensation Committee and to the Corporate Governance and Nominating Committee, FWC has never provided any services to the Corporation. The amount of fees paid to FWC for their services for 2008 totaled approximately $160,000.

        The Compensation Committee takes many factors into account when making compensation decisions with respect to the Named Executive Officers, including the individual's performance, tenure and experience, internal equity among the Named Executive Officers, potential retention concerns and the individual's historical compensation. In addition, the Compensation Committee considers the performance of the Corporation and the executive's contribution to that performance. Finally, the Compensation Committee compares Named Executive Officer compensation against external market data.

Elements of the Corporation's Compensation Program

        The principal elements of the Corporation's compensation program are base pay, annual cash incentive awards and equity-based compensation. The Corporation also provides severance and termination payments, retirement benefits and limited welfare benefits (medical, disability and life insurance). In general, the Corporation targets total compensation at the top quartile of competitive positions of a select group of companies that the Compensation Committee believes to be an appropriate reference group (the "Compensation Comparison Group"). The Corporation's compensation program targets total compensation at the top quartile because the Corporation's compensation philosophy is to reward performance and place a large portion of total compensation at risk, dependent on the achievement of earnings goals by the Corporation and business units and specified safety, quality and environmental compliance objectives. The Corporation's Compensation Comparison Group consists of marine transportation or service corporations based in the United States whose executive compensation information is publicly available, which for 2008 were:

Name	Name
Alexander & Baldwin, Inc.	Helmerich & Payne, Inc.
Bristow Group Inc.	Kirby Corporation
Diamond Offshore Drilling, Inc.	Pride International, Inc.
ENSCO International Incorporated	Rowan Companies, Inc.
General Maritime Corporation	SEACOR Holdings, Inc.
Global Industries, Ltd.	Tidewater Inc.
GulfMark Offshore, Inc.

        The Compensation Comparison Group for 2008 consisted of the same corporations as for 2007, except for OMI Corporation which was acquired by a third party in 2007. While the Compensation Committee believes that the Compensation Comparison Group consists of those companies for which executive compensation information is publicly available that are most comparable to the Corporation, it views such companies as an imperfect peer group. The Corporation's direct competitors are principally either privately held and/or incorporated in foreign jurisdictions which do not require public disclosure of executive compensation. For this reason, a large number of companies in the Compensation Comparison Group are tangentially related to the Corporation (i.e. oil and gas equipment, storage and service providers) but are not tanker companies. In establishing certain elements of compensation for the Named Executive Officers, such as base salaries, the Compensation Committee, assisted by FWC, focused on such elements of compensation of the senior management of General Maritime Corporation, which is the tanker company in the Compensation Comparison Group that is the most direct competitor of the Corporation. The Compensation Committee, with the assistance of FWC, plans to conduct a thorough study of the Compensation Comparison Group in 2009.

        The Corporation believes that the combination of competitive base salaries, annual incentives paid in cash, and equity-based compensation paid in the form of restricted stock and stock options comprises an effective and motivational executive compensation program. The program is designed to attract and retain talented executives and align the interests of senior management with those of stockholders in seeking to achieve, over time, above-average performance.

        In 2008, base salary, annual cash incentive awards, and long term equity awards were each benchmarked against such forms of compensation paid by companies in the Compensation Comparison Group. The Corporation's compensation program targets total compensation at the top quartile of competitive positions in the Compensation Comparison Group. The Corporation seeks to provide competitive base salaries but places a greater emphasis on pay for performance by allocating a larger portion of total compensation "at risk" in the way of cash incentives and equity awards. For 2008, 76.2% of the total compensation for the Named Executive Officers consisted of "at risk" compensation. Cash incentive compensation paid by the Corporation was generally higher than that paid by companies in the Compensation Comparison Group due to the Corporation's strong earnings from shipping operations performance in 2008 (as discussed below), while the equity awards granted by the Corporation as a percentage of total compensation was less than such awards granted by companies in the Compensation Comparison Group. The Corporation has made a concerted effort over the last several years to allocate a greater percentage of compensation to equity awards, including through the grant in January 2007 of performance share units whose vesting on December 31, 2009 depends on the achievement of challenging "stretch" performance targets. See pages 21 and 22 of this proxy statement. While the percentage of total compensation that consisted of equity awards for the Named Executive Officers decreased from 41.3% for 2007 to 29.1% for 2008, this decrease is attributable to an increase in the percentage attributable to the cash incentive award (31.9% for 2007 compared with 47% for 2008) due to the Corporation's strong earnings from shipping operations.

Base Salary

        The Corporation pays a base salary to attract talented executives and provide a secure base level of compensation. The Compensation Committee reviews executive base salaries in December or January of each year. The Committee does not have predetermined targets or ranges for base salaries. The Compensation Committee compares salaries of senior management of shipping companies in the Compensation Comparison Group that are most comparable to the Corporation with those of the Named Executive Officers and determines whether the salaries of the Named Executive Officers are at a level that is sufficient to attract and retain strong leaders when combined with the higher percentage of total potential compensation payable in the form of cash and equity incentives based on achievement of Corporation, business unit, and individual performance.

        Annual increases in base salary are not assured and adjustments take into account the individual's performance, responsibilities, experience, internal equity and external market practices. The Compensation Committee relies to a large extent on the Chief Executive Officer's evaluation of each Named Executive Officer's performance (other than his own) in deciding whether to make an adjustment to his base salary in a given year. In the case of a change in role, the Chief Executive Officer and the Compensation Committee consider new responsibilities, external pay practices and internal equity in addition to past performance and experience. The Compensation Committee applies the same factors in deciding whether to adjust the base salary of the Chief Executive Officer.

        The base salaries of the Named Executive Officers for 2006, 2007 and 2008 are set forth in the Summary Compensation Table. There were no increases in the base salaries of the Named Executive Officers for 2008 except for the base salary of Ms. Lois K. Zabrocky, the Head of the Product Carrier Business Unit, which was increased from $312,500 to $375,000 in July 2008 in connection with Ms. Zabrocky's promotion as a Senior Vice President of the Corporation. The salary change reflects Ms. Zabrocky's promotion, past performance, greater experience and a more competitive salary compared with the salaries of other executives leading business units at shipping companies in the Compensation Comparison Group. The new salary is consistent with salary data for comparable positions compiled at the request of management by the Hay Group and provided to FWC.

        In connection with the Corporation's initiative to limit general and administrative expenses, the Chief Executive Officer recommended to the Compensation Committee that there be no increase in 2009 in the base salaries of the Corporation's executives, including the Named Executive Officers. The Compensation Committee approved this recommendation, which is consistent with the Corporation's philosophy to reward performance and place a larger portion of total compensation at risk.

Annual Cash Incentive Awards

        The Corporation maintains its Executive Performance Incentive Plan (the "Incentive Compensation Plan") pursuant to which Named Executive Officers may receive annual cash incentive based upon the achievement of performance goals established by the Compensation Committee under the Incentive Compensation Plan for a given year during the first quarter of such year. The performance goals established for one year have no effect on the performance goals established for another year. For 2008, the Compensation Committee determined that maximum awards would be based on the Corporation's achievement of specified levels of earnings from shipping operations ("ESO"), defined as the Corporation's pre-tax net income adjusted to exclude amounts related to non-shipping income such as investment income and gains or losses on unplanned vessel sales reduced by interest expense and impairment charges. The potential incentive cash awards were established as a percentage of the executive's base salary with a maximum incentive award range of 55% to 300% of base salary depending on the Corporation's earnings from shipping operations. The ESO measure is an objective requirement and the maximum percentages of base salary serve as a limit on the amount of the cash award. The ESO measure is the same measure that was used for 2007 and that will be used for 2009, except that for 2009 ESO excludes gains or losses from planned vessel sales. It was chosen because the Compensation Committee believes that it is the most objective measure for determining achievement.

        At the same time the Compensation Committee adopted the performance goal for establishing the maximum amounts of the cash award, the Compensation Committee adopted three measures for determining the actual incentive awards for 2008. They were (i) the Corporation's ESO for such year; (ii) ESO and specified performance metrics of such executive's business unit (if any) for such year and (iii) the executive's achievement of individual goals. Each individual's objectives were carefully chosen to ensure integration and alignment with the Corporation's long-term objectives. To the extent applicable, awards made under the Incentive Compensation Plan are intended to satisfy the requirements for performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the maximum payment applying the three measures is subject to the maximum payment determined by the Compensation Committee as described above.

        For 2008, the Chief Executive Officer had a target bonus of 200% of base salary and each other Named Executive Officer had a target bonus of 100% of base salary. For the Chief Executive Officer potential bonuses, if earned, ranged from 110% to 300% of base salary. For the other Named Executive Officers, potential bonuses, if earned, ranged from 55% to 150% of base salary. Under the Incentive Compensation Plan, if the minimum performance measures are not achieved for a Named Executive Officer, the executive is not paid a bonus. The Compensation Committee established these target bonus percentages in order to target total compensation for the Named Executive Officers in the top quartile of comparable positions in the Compensation Comparison Group, based on target cash incentive awards provided by the companies in the Compensation Comparison Group and other external market data compiled or evaluated by FWC. In addition, the target levels reflect FWC's comparison of compensation levels of the Corporation's executives with one another. The difference in target bonus percentages and the range of potential bonus percentage between the Chief Executive Officer and the Named Executive Officers in general reflects the differences in total compensation levels of chief executive officers in the Compensation Comparison Group compared with other executives in the Compensation Comparison Group.

        The three measures used to determine an individual's actual bonus for 2008, Corporation performance, business unit performance and individual performance, were given different weightings depending on whether the individual was a member of a business unit or the corporate staff. The Chief Executive Officer, the Chief Financial Officer and Mr. Robert E. Johnston (the Senior Vice President and Head of Shipping Operations) are members of the corporate staff. Mr. Mats Berglund (the Senior Vice President and Head of Crude Transportation) and Ms. Lois K. Zabrocky (the Senior Vice President and Head of the Product Carrier Unit) are members of business units. For members of the corporate staff, the Corporation performance and individual performance measures were each weighted 50% in determining such member's annual bonus. For members of a business unit, business unit performance was weighted 50% and Corporation and individual performance measures were each weighted 25%.

        For each of the foregoing three measures for each Named Executive Officer other than the Chief Executive Officer there is a rating assigned on a scale of 0% to 150%, with 100% as the rating assigned for meeting each of (i) targeted ESO for the Corporation measure, (ii) targeted performance for the specific business unit calculated by averaging the ESO for the specific business unit with specified performance metrics and (iii) specified individual goals for the individual measure. The rating scale for each measure is based on 5% or 10% increments from 50% to 150%. If a rating for a financial measure is below 50%, the rating assigned to that measure is zero. No bonus is payable if the rating for the individual measure is below 50%. The amount of each Named Executive Officer's actual annual cash incentive award is determined as follows:

  Base Salary times (A plus B plus C) where

  A
  equals the Corporation rating measure times the weighting assigned to such measure,

  B
  equals the business unit rating measure (if any) times the weighting assigned to such measure, and

  C
  equals the individual rating measure times weighting assigned to such measure.

        For the Chief Executive Officer, the same methodology applies except that the ratings for the measures are assigned on a scale of 100% to 300% with 200% being the rating for meeting the target for each measure and the rating scale is based on 10% or 20% increments. The bonuses paid to the Named Executive Officers under the Incentive Compensation Plan for 2008 are set forth in the Summary Compensation Table and were paid on December 31, 2008 after the Compensation Committee certified to the attainment of the performance goals.

        The table below sets forth for the Corporation performance measure (achievement of specified levels of ESO for 2008 for the Corporation) and for the business unit performance measure (achievement of specified levels of ESO for 2008 for the Crude Transportation business unit for Mr. Mats Berglund and for the Product Carrier Unit for Ms. Lois K. Zabrocky) the corresponding percentage of base salary that would be earned by each Named Executive Officer other than the Chief Executive Officer.

				Target ESO for Corporation, Crude Transportation Unit or Product Carrier Unit (in thousands)
Performance Percentage of Base Salary	Percentage Achievement			Corporation	Crude Transportation Unit	Product Carrier Unit
0%	Below 50%			—	—	—
55%	50%	—	60%	$122,915	$103,369	$(4,518)
65%	60%	—	70%	144,606	121,611	(2,825)
75%	70%	—	80%	168,706	141,880	(1,132)
85%	80%	—	85%	192,807	162,148	562
90%	85%	—	90%	204,858	172,282	1,408
95%	90%	—	100%	216,908	182,417	2,255
100%	100%			241,009	202,685	3,948
105%	100%	—	105%	253,060	212,819	5,641
110%	105%	—	110%	265,110	222,954	7,335
115%	110%	—	115%	277,161	233,088	9,028
120%	115%	—	120%	289,211	243,222	10,721
125%	120%	—	125%	301,262	253,356	12,414
130%	125%	—	130%	313,312	263,491	14,108
135%	130%	—	135%	325,362	273,625	15,801
140%	135%	—	140%	337,413	283,759	17,494
145%	140%	—	145%	349,463	293,893	19,187
150%	145%	and	more

        For the Chief Executive Officer, the percentage achievement of target ESO were the same percentages as specified above but the corresponding performance percentages of base salary were double the percentages specified above (110% - 300% rather than 55% - 150%).

        For 2008 ESO for the Corporation was $456,247,000, ESO for the Crude Transportation Unit was $430,187,000 and ESO for the Product Carrier Unit was $35,338,000.

        As noted earlier, the business unit performance measure consists of target ESO for such business unit and specified performance metrics. For 2008, such performance metrics for the Crude Transportation unit consisted of two commercial measures and three operational measures. The commercial metrics were (i) daily time charter equivalent ("TCE") revenues achieved by the Aframax International pool of vessels compared with daily TCE revenues achieved by competitors' Aframax fleets and (ii) the number of days of the Aframax International pool of vessels was subject to contracts of affreightment (based on cargo capacity), the higher the number of days the greater the stability of the amount of revenue. The operational measures were lost revenue days per vessel, lost time injury frequency and vetting observations per vessel. The Crude Transportation unit performance metrics score for 2008 was 125%. The performance metrics for the Product Carrier unit for 2008 consisted of five commercial measures and the same three operational measures as were used for the Crude Transportation unit. The commercial metrics were (i) daily TCE revenues achieved by the Product Carrier unit's vessels compared with TCE revenues achieved by specified competitors, (ii) achievement of a laden to ballast ratio of 75%, (iii) increase in the Product Unit fleet by two vessels, (iv) increased time charter coverage of single hull product carriers to 80% and (v) optimize daily TCE revenues of middle range Product Carriers. The Product Carrier unit performance metrics score for 2008 was 127%.

        The individual performance measure consists of the different individual performance goals of each of the Named Executive Officers. The Compensation Committee, assisted by the Chief Executive Officer with respect to all the Named Executive Officers other than himself and exercising its subjective judgment, determines each Named Executive Officer's level of achievement of his individual performance goals.

        The principal individual performance goals for 2008 for the Chief Executive Officer were to develop the corporate infrastructure in OSG America L.P., to facilitate its achievement of targeted earnings, to expand the Crude Transportation and Product Carrier business units, to identify and capitalize on attractive growth opportunities in all sectors, to improve processes and systems to obtain efficiencies and improve cost effectiveness, to reduce general and administrative expenses in 2008 from, or at least, maintain such expenses at, the amount of such expenses in 2007, to improve the operational performance of the Corporation's fleet focusing on satisfying high standards for safety, quality and environmental compliance and to enhance the Corporation's government outreach program so that the Corporation's interests are appropriately considered by the federal government. The individual rating measure for the Chief Executive Officer was 150%. For the Chief Financial Officer, his principal goals were to develop screening tools for investments in adjacent markets, to complete risk management programs in the Corporation's business units, to identify and pursue strategic and financial growth opportunities and to propose a company wide framework to implement and manage process improvement. The Chief Financial Officer's individual rating measure was 130%. The principal individual goals for Mr. Robert E. Johnston were to decrease lost revenue days, lost time incidents and spills at sea, to implement audits of vessel operations by the Corporation's external environmental auditor in accordance with the Corporation's environmental compliance plan, to implement a near miss reporting system with respect to incidents at sea, develop and implement an environmental plan for the fleet and to implement a strategy for crew retention in Manila. Mr. Johnston's individual rating measure was 123%. For Mr. Mats Berglund, his principal goals for 2008 were to expand the Crude Transportation fleet by establishing a Suezmax business and by entering agreements to convert the Corporation's ULCC vessels into Floating Storage and Offloading vessels and chartering such vessels, to grow the lightering business in the United States Gulf of Mexico and West Coast regions through increased market share, and to ensure that newbuildings are delivered according to contracted technical specifications. The individual rating measure for Mr. Berglund was 131%. For Ms. Lois Zabrocky, her principal individual goals were to develop a strategic plan for entry into chemical markets, to restructure the Product Carrier business so that the unit's general and administrative expenses in 2008 did not increase from their levels in 2007 and to identify and explore growth opportunities in the Product Carrier sector. Ms. Zabrocky's individual rating measure was 125%.

        For 2008, the Incentive Compensation Plan target for the Chief Executive Officer was 200% of base salary and the range for performance was from 110% - 300%. The results of the Corporate ESO for 2008 exceeded the 200% target and the maximum 300% performance factor. In addition, the Chief Executive Officer's score on individual performance was the 150% maximum. The achieved compensation performance incentive was 300% of the Chief Executive Officer's salary of $900,000, or $2,700,000 which was greater than the maximum Performance Award of $2,500,000 under the Incentive Compensation Plan for any performance period. As a result, the Compensation Committee granted the Chief Executive Officer an additional discretionary bonus of $200,000 to reflect his actual level of achievement. This additional bonus was not granted pursuant to the Incentive Compensation Plan and was not a deductible expense for income tax purposes in accordance with Section 162(m) of the Code.

        In connection with determining the actual cash incentive awards for 2008 for the Named Executive Officers, the Compensation Committee, advised by FWC, considered the economic downturn and its effect on equity awards, including performance share unit awards, previously granted to the Named Executive Officers. The economic downturn has caused the value of the equity awards, which were granted to retain the Named Executive Officers as employees of the Corporation, to decrease significantly and, in the case of the performance share units, it is unlikely they will have any value on their vesting and expiration date of December 31, 2009. The Compensation Committee noted the dilutive effect of grants of additional equity to the Named Executive Officers beyond targeted ranges because of the lower price of the Corporation's common stock. The Compensation Committee also reviewed data compiled by FWC as to how other companies were compensating executives in the economic downturn and received strategic guidance from FWC. After consideration, taking into account the foregoing factors and the maximum ESO target being achieved, the Compensation

Committee decided to award each Named Executive Officers other than Chief Executive Officer, an additional cash incentive award for 2008 equal to 25% of the amount of such executive's equity award.

        The three measures for determining actual incentive awards for 2008, namely (i) the Corporation's ESO for such year, (ii) the ESO and specified performance metrics of such executive's business unit (if any) for such year and (iii) the executive's achievement of individual goals, are the same measures that were used for 2007 and that will be used for 2009. They were selected because the Compensation Committee believes they are the most appropriate measures to be used to determine incentive compensation. For 2009, the Chief Executive Officer has a target bonus of 180% of base salary and the other Named Executive Officers have a target bonus of 90% of base salary. For the Chief Executive Officer potential bonuses range from 100% to 240% of base salary. For the other Named Executive Officers, potential bonuses range from 50% to 120% of base salary. The Compensation Committee decreased the 2009 target bonuses and potential bonus ranges from the target bonuses and bonus ranges for 2008 because of the Corporation's significantly more challenging financial environment. The Compensation Committee also raised the minimum individual rating that a Named Executive Officer must achieve for 2009 to receive a bonus from 50% to 60%.

Equity-Based Compensation

        The Corporation's equity-based compensation program is intended to align the interests of the Corporation's executive officers with those of the stockholders, and to focus executives on the achievement of long-term performance objectives that are aligned with the Corporation's business strategy, thereby establishing a direct relationship between compensation and operating performance. The Compensation Committee determined that for 2008 50% of total equity based compensation for the Named Executive Officers would be paid in restricted stock and 50% would be paid in stock options, consistent with the allocation used in 2007. The Corporation believes that combined grants of restricted stock and stock options effectively balances the Corporation's objective of focusing the Named Executive Officers on delivering long-term value to stockholders with the goal of retaining talented executives and encouraging their long-term tenure with the Corporation. Grants of restricted stock provide executives with full ownership of Common Stock on the date the restriction lapses, providing value to executives. Unlike restricted stock, stock options only have value to the extent the price of Common Stock grows over the term of the award and, in this sense, are a motivational tool. Awards of restricted stock have historically vested in four equal annual installments commencing one year after the date of the stock award. Awards of stock options have historically vested in three equal annual installments commencing one year after the date of the option grant and have had an exercise term of ten years from the date of grant. The long-term vesting provisions of both the restricted stock and stock options further the goal of executive retention. All equity awards are made under the Corporation's 2004 Stock Incentive Plan, as amended and restated as of June 10, 2008 (the "2004 Stock Incentive Plan").

        Annual restricted stock and stock option awards to eligible executives, including the Named Executive Officers, historically have been made by the Compensation Committee each December (for the current year) or January (for the preceding year) at the meeting at which the Committee determines equity and non-equity awards. The Compensation Committee does not grant equity awards at other times of the year except in connection with the employment of a new executive or the renewal of a retention agreement with an executive. The fair market value and the exercise price of stock options are determined as of the closing price on the grant date. The Corporation does not backdate options or grant options retroactively. The Corporation does not time awards of restricted stock or stock options in coordination with the release of material nonpublic information.

        The value of equity awards granted to an executive, including each Named Executive Officer, is determined subjectively based on a number of factors, including the executive's general level of performance, salary level and recent noteworthy achievements. For an executive who has satisfied the individual objectives during the prior year, if the Corporation's performance goals and the executive's business unit performance objectives have been met, then the executive's total compensation of base salary, cash incentive award and equity-based compensation should place the executive in the top quartile of competitive positions in the shipping industry.

        On December 17, 2008, the Compensation Committee granted the Named Executive Officers, as part of their 2008 compensation, the number of shares of restricted stock and stock options set forth in the following table. The exercise price of the stock options is $40.95 per share, the closing price of a share of Common Stock on the date of grant.

Name	Number of Shares of Restricted Stock Granted	Number of Shares Underlying Stock Options Granted
Morten Arntzen	26,862	112,936
Myles R. Itkin	5,189	21,817
Mats Berglund	5,189	21,817
Robert E. Johnston	3,968	16,684
Lois K. Zabrocky	3,968	16,684

        For 2008, the target equity award for the Chief Executive Officer was 200% of base salary and for the other Named Executive Officers was 100% of base salary. The Chief Executive Officer received equity awards equal to 244% of his base salary, Mr. Itkin received equity awards equal to 65% of base salary, Mr. Johnston received equity awards equal to 57% of base salary, Mr. Berglund received equity awards equal to 77% of base salary and Ms. Zabrocky received equity awards equal to 87% of base salary. These awards are reflective of the Named Executive Officers' individual performance, the performance of their respective business units where applicable, their leadership performance, their contributions to the long term strategy of the Company and a comparison of their total compensation to the compensation of their counterparts at corporations in the Compensation Comparison Group so that with their equity awards their total compensation is in the top quartile of compensation for companies in the Compensation Comparison Group.

        The target equity awards for 2008 were the same as for 2007 and will be the same for 2009. The Compensation Committee has decided that the allocation of total equity based compensation for the Named Executive Officers for 2009 be changed from 50% to be paid in restricted stock and 50% to be paid in stock options to 60% to be paid in restricted stock and 40% to be paid in stock options. The reason for this change is that the decrease in the market price of the Corporation's common stock during 2008 and the beginning of 2009 has resulted in the exercise prices of all stock options granted to the Named Executive Officers since 2004, which constitute all the stock options held by them, exceeding the current market price of the common stock so that all the stock options are currently out of the money. Although the value of restricted stock awards granted to the Named Executive Officers have also decreased during 2008 and the beginning of 2009, those awards continue to have material value and, to the extent the awards are unvested, remain an incentive for the Named Executive Officer to continue to desire to be employed by the Corporation.

Stock Ownership Guidelines

        The Corporation requires that all employees at the senior management level who are granted equity awards retain all of the shares of Common Stock they receive upon the vesting, conversion or exercise of such awards (other than shares needed to pay income taxes arising from such vesting, conversion or exercise), unless after such disposition they would continue to own shares of Common Stock having a value which is a specified multiple of their base salary. For the Chief Executive Officer, the multiple is three times base salary and for the other Named Executive Officers the multiple is two times base salary. The Compensation Committee has maintained the stock ownership guidelines notwithstanding the decrease in the market price of the Corporation's common stock during the past 15 months because it believes that over the long-term the amount of common stock the Named Executive Officers are required to own is appropriate and that the price of the Corporation's common stock will increase over the long-term.

Performance Share Units

        To further the Corporation's long-term goal of increasing total stockholder return and sustainable growth, the Compensation Committee at its meeting on January 10, 2007 awarded performance share units to each Named Executive Officer other than the Chief Executive Officer (whose special long term equity awards are described below) pursuant to the Corporation's 2004 Stock Incentive Plan in an amount equal to 1.5 times the executive's 2006 base salary. The grant of these performance share units in 2007, which was a special one-time program, was intended to align closely the interests of the senior executives and the Corporation's stockholders by conditioning vesting of the units on achieving challenging "stretch" performance targets. Each unit converts into one share of Common Stock upon vesting. Each unit vests after three years (on December 31, 2009) if (a) total stockholder return of a share of Common Stock of the Corporation relative to a peer group of 18 shipping companies during the period from January 1, 2007 through December 31, 2009 is in the highest 25% (rounding to the closest whole number as appropriate—e.g. for the 18 company peer group, the highest 25% would be from 1 to 4.5 which would be rounded to 5) and (b) total stockholder return of a share of Common Stock during such performance period is at least 15.76%, assuming reinvestment of dividends when paid. Total stockholder return for this purpose is the percentage change in the value of the Common Stock from January 1, 2007 through December 31, 2009, assuming any dividends on the Common Stock paid during the three year period are reinvested in additional shares (fractional shares) of Common Stock of the Corporation at the time of payment on a pre-tax basis. The company peer group (which with the acquisition of OMI Corporation in 2007 by a third party is now a 17 company peer group) consists of the following entities:

Name	Name
AS Dampskibsselskabet TORM International	Kirby Corporation
Bergesen Worldwide Gas ASA	K Sea Transportation Partners L.P.
Frontline Ltd.	Mitsui O.S.K. Lines, Ltd.
General Maritime Corporation	Nippon Yusen Kabushiki Kaisha
Golar LNG Limited	Seacor Holdings, Inc.
Horizon Lines, Inc.	Ship Finance International Ltd.
Hornbeck Offshore Services, Inc.	Teekay Shipping Corporation
I.M. Skaugen ASA	Tsakos Energy Navigation Ltd.
Kawasaki Kisen Kaisha, Ltd.

        This 17 company peer group is different from the Corporation's Compensation Comparison Group because for many of the companies in this peer group there is no public disclosure of executive compensation levels or the executives are based in foreign countries for which comparison of compensation levels with executives based in the United States is not meaningful and subject to exchange rate fluctuations. The operations of these companies better match the Corporation's business than those of the Compensation Comparison Group, providing a more accurate group of global peers that are in effect the Corporation's key competitors.

        The number of performance share units granted in 2007 to the Named Executive Officers other than the Chief Executive Offer are set forth in the following table:

Name	Number of Shares Underlying Performance Share Units
Myles R. Itkin	17,990
Robert E. Johnston	15,673
Mats Berglund	14,992
Lois K. Zabrocky	8,518

Special Long-Term Equity Awards for the Chief Executive Officer

        In connection with amendments made in 2007 to the employment letter agreement between the Chief Executive Officer and the Corporation and the change in control agreement between the Chief

Executive Officer and the Corporation (as described on pages 33 and 34 of this proxy statement), which extended the term of Mr. Arntzen's employment letter by five years, on February 15, 2007 the Compensation Committee granted the Chief Executive Officer restricted stock, stock options and restricted stock units ("RSUs") under the Corporation's 2004 Stock Incentive Plan as performance based awards, with a targeted total value at the end of the award of approximately $9 million. These equity awards are different from the performance share units granted to the other Named Executive Officers because they were designed to retain the services of the Chief Executive Officer for at least the five years ending in February 2012 (rather than three years) and to incentivize the Chief Executive Officer to achieve more demanding performance goals based on compound annual growth rate in the price of Common Stock of the Corporation over a longer period.

        The Chief Executive Officer was granted 23,645 shares of restricted stock, and stock options for 73,135 shares at an exercise price of $63.44 per share (the closing price on the grant date), which restricted stock vests, and stock options become exercisable, on February 15, 2012 (the "Vesting Date"). The Chief Executive Officer will become fully vested in such restricted stock and stock options prior to the Vesting Date upon a change of control of the Corporation and will vest in a pro rata portion of such restricted stock and stock options if his employment by the Corporation terminates prior to the Vesting Date for certain reasons, including death, disability, without cause or for good reason. The stock options expire on February 15, 2017. These grants were made as incentive for the Chief Executive Officer to extend his employment agreement with the Corporation for an additional five years.

        The Chief Executive Officer was also granted 47,289 RSUs and stock options for 146,270 shares of Common Stock at an exercise price of $63.44 per share. These RSUs convert into an equal number of shares of Common Stock, and these stock options become exercisable, if the performance goals discussed below are achieved. If performance goals are achieved during the three or four year periods commencing January 1, 2007, 50% of the RSUs and stock options applicable to such achieved performance goals are converted into Common Stock or become exercisable, as the case may be, on each of January 1, 2011 and January 1, 2012. If performance goals are achieved during the five year period, all of the RSUs and stock options applicable to such achieved performance goals are converted into Common Stock or become exercisable, as the case may be, on January 1, 2012. The RSUs have no voting rights. There will be credited to a dividend book entry account on behalf of the Chief Executive Officer with respect to his RSUs the same cash dividend as is paid on shares of Common Stock from the grant date of the RSUs. Such dividends will be held un-invested and without interest and paid in cash to the Chief Executive Officer if and when the RSUs vest. If the options become exercisable, they expire on February 15, 2017.

        The performance goals for the RSUs and stock options are based on the compound annual growth rate ("CAGR") of a share of the Corporation's Common Stock, which is based solely on the annual stock price growth rate, compounded (adjusted for stock splits and stock dividends), and without regard to cash dividends from the opening price on January 3, 2007 which was $56.55 per share. The following table sets forth the performance goals.

Minimum Price of Share of Common Stock

Earn out	December 31, 2009		December 31, 2010		December 31, 2011
Threshold—50% of RSUs and stock options that will convert or become exercisable	$75.02	(1)	$82.43	(1)	$90.58	(1)
Target—100% of RSUs and stock options that will convert or become exercisable	$93.51	(2)	$110.57	(2)	$130.75	(2)

(1)
Represents a 9.88% CAGR

(2)
Represents a 18.25% CAGR

Benefits

        In general, the Corporation provides benefits to its executives that it believes are important to maintain a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The benefits offered to the Corporation's employees located in the United States, including all Named Executive Officers, are consistent with benefits offered by peer companies in the Compensation Comparison Group.

        The Corporation provides a tax qualified employee benefit plan to employees, the Savings Plan for Employees of OSG Ship Management, Inc. (the "Savings Plan"). Under the Savings Plan, eligible employees may contribute on a pre-tax basis an amount up to the limit imposed by the Code. Under the Savings Plan, the Corporation will match 100% of the first 6% of a participant's pre-tax contribution (subject to the Code limit). The maximum matching contribution for 2008 was $13,800.

        In addition, under the Savings Plan, the Corporation contributes to the plan account of each eligible employee an amount equal to 6% of the employee's cash compensation, generally base salary and an annual cash incentive up to limits imposed by the Code. For those employees who were employed by the Corporation on January 1, 2006 and were at least 50 years old on January 1, 2006, the Corporation contributes the additional percentage of such employee's cash compensation set forth below during the period beginning on January 1, 2006 and ending on the earlier of (i) the date the employee ceases to be employed by the Corporation and (ii) December 31, 2010, in all cases up to limits imposed by the Code:

Age on January 1, 2006	Percentage of Compensation
50 - 51	0.5%
52 - 53	1.0%
54	1.5%
55 or over	3.0%

        The Corporation's Supplemental Executive Savings Plan (the "Supplemental Plan") supplements the Savings Plan. Under the Supplemental Plan, for each employee for whom the Code limits on compensation and/or contributions restrict the amount the Corporation may contribute under the Savings Plan (other than matching contributions), the Corporation makes a book entry contribution with respect to such employee equal to the excess of the non-matching employer contributions the Corporation could have made under the Savings Plan had the Code limitations not applied over the amount it actually contributed under the Savings Plan.

Employment Agreements and Severance and Termination

        The terms and features of the employment agreements, change of control agreements and severance protection benefits applicable to the Named Executive Officers are described on pages 33 - 38 of this proxy statement. Such terms and features are based on an evaluation by the Compensation Committee of comparable agreements and arrangements adopted by companies in the Compensation Comparison Group and general industry, using data compiled by FWC. The difference in the terms of such agreements between those applicable to the Chief Executive Officer and those applicable to the other Named Executive Officers reflects the differences found in comparable agreements of companies in the Compensation Comparison Group and general industry between those applicable to chief executive officers and to other executives. The adoption of these agreements is intended to make all arrangements for the Named Executive Officers competitive with companies in the Compensation Comparison Group.

        The Corporation has entered into employment agreements with the Chief Executive Officer and Mr. Mats Berglund. The Corporation has also entered into change of control protection agreements with each of the Named Executive Officers and adopted the Overseas Shipholding Group, Inc. Severance Protection Plan (the "Severance Plan") which covers the Named Executive Officers other than the Chief Executive Officer. The Corporation believes that its employment agreements, change of control protection agreements and Severance Plan are consistent with its overall compensation objective of attracting, motivating and retaining talented top executives and offering a compensation package that is fair. The change of control protection agreements are intended to retain executives and provide continuity of management in the event of an actual or threatened change of control of the Corporation and ensure that the executive's compensation and benefits expectations would be satisfied in such event. The employment agreements and Severance Plan are designed to offer executives protection for a possible loss of income in the event their employment is terminated without Cause.

        The employment agreement between the Corporation and the Chief Executive Officer was amended as of December 31, 2008 to add (i) a provision that if the Chief Executive Officer's employment is terminated by the Corporation without Cause or the executive terminates his employment for Good Reason, the Corporation would pay the executive a pro rata annual bonus for the year in which the executive's employment is terminated based on actual results for such year and (ii) terms that address the requirements of Section 409A of the Code regarding the tax rules on deferred compensation.

        The change of control protection agreements with the Named Executive Officers have a "double trigger", meaning the executive officer's right to receive severance payments and benefits arise only if there is both a change of control and termination of employment within a specified period. A double trigger was selected because unless the Named Executive Officer's employment is terminated in connection with a change of control, a Named Executive Officer's salary and bonus would continue to be paid by the acquiring entity, which is what the severance payment is based on and intended to replace. To address the requirements of Section 409A of the Code, the term Change of Control as used in the change of control protection agreements was modified to mean the acquisition of at least 30% interest in the Corporation, the change in majority Board composition during any period of twelve consecutive months or the merger or other business combination, sale of all or substantially all of the Corporation's assets or combination of the foregoing transactions other than one in which shareholders before the transaction continue to hold a majority of voting power after the transaction.

        The change of control protection agreement between the Corporation and Mr. Arntzen was amended and restated as of December 31, 2008 to (i) provide that following both a change of control and termination of employment within a specified period, Mr. Arntzen would be eligible to receive a pro rata annual bonus for the year in which Mr. Arntzen's employment is terminated, (ii) add a "modified gross-up" as described below to the existing "parachute payment" provision in such agreement, and (iii) provide terms that address the requirement of Section 409A of the Code regarding the tax rules on deferred compensation. If and to the extent that payments, benefits and other amounts received by Mr. Arntzen as a result of a change of control that are subject to excise tax ("parachute payments" under Section 280G of the Code) exceed the Section 280G safe harbor threshold by 10% or less, the Corporation will not provide a gross-up to Mr. Arntzen. Instead, the amounts to be paid to Mr. Arntzen will be reduced or "cutback", to an amount that would result in no excise tax being due but only if the reduced payments, benefits and other amounts (after tax) would be greater than the unreduced amounts less the payment by Mr. Arntzen of applicable excise and other taxes. If such amounts exceed the Section 280G safe harbor threshold by more than 10%, the Corporation will provide Mr. Arntzen with a gross-up on any excise tax incurred by him. The Compensation Committee determined to provide to Mr. Arntzen (and to the other Named Executive Officers as described in the next paragraph) a gross-up on any excise tax if "parachute payments" exceed the Section 280G safe harbor threshold by more than 10%, a "modified gross-up", because it believed that such benefit was competitive with the benefit offered to chief executive officers and other senior executives of companies in the Compensation Comparison Group.

        The Corporation also entered into amended and restated change of control protection agreements with each of Messrs. Itkin, Johnston and Berglund and Ms. Zabrocky as of December 31, 2008 which agreements replaced similar agreements which expired by their terms on December 31, 2008. The Corporation entered into these new agreements for the same reasons it entered into the agreements they replaced, namely to retain executives and provide continuity of management in the event of an actual or threatened Change of Control of the Corporation and ensure the executive's compensation and benefit expectations would be satisfied in such event. The change of control protection agreements are substantially similar to the prior agreements except the amended and restated agreements provide that such executives will be eligible to receive a pro rata annual bonus for the year in which the executive's employment is terminated, the "modified gross-up" described in the preceding paragraph with respect to Mr. Arntzen, and terms that address the requirements of Section 409A of the Code regarding the tax rules on deferred compensation.

        As of December 31, 2008, the Corporation amended and restated the Severance Plan to address the requirements of Section 409A of the Code regarding the tax rules on deferred compensation and to provide that participants will be eligible to receive a pro rata annual bonus for the year of termination based on actual results for such year. The Severance Plan offers protection for a possible loss of income to certain key employees including Messrs. Itkin, Johnston and Berglund and Ms. Zabrocky, in the event their employment with the Corporation is terminated without Cause. The calculation of the benefits payable to Ms. Zabrocky under the Severance Plan were changed as of December 31, 2008 to be similar to those for Messrs. Itkin, Johnston and Berglund, increasing Ms. Zabrocky's benefits under the Severance Plan, to reflect her promotion to Senior Vice President of the Corporation in July 2008.

        The Compensation Committee believes that all of the amendments described above were necessary to continue providing the Named Executive Officers with compensation and benefits that are comparable to that offered to executives of companies in the Compensation Comparison Group.

Risk Mitigation

        The Corporation does not believe that the performance-based nature of the compensation of the Named Executive Officers encourages excessive risk-taking by the Named Executive Officers that would potentially threaten the economic viability of the Corporation. Each component of performance based compensation is subject to a limit on the cash paid or the number of shares delivered. The performance criteria are designed to focus on performance metrics that deliver value to stockholders and that focus on the strength of the business. Further, as noted above, the Corporation has instituted stock ownership guidelines that require the Named Executive Officers to maintain a substantial ownership interest in the Corporation, further aligning their interests to those of other stockholders while mitigating the chance of excessive risk taking.

Tax Compliance Policy

        Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) generally may not be deducted by the Corporation. An exception is compensation that is performance based pursuant to criteria under a plan approved by the stockholders. The 2004 Stock Incentive Plan contains performance-based conditions and has been approved by stockholders so that awards may be granted under the 2004 Stock Incentive Plan that are not intended to be limited by Section 162(m) of the Code. The Incentive Compensation Plan, which is proposed to be amended and restated, contains (and will continue to contain) performance-based conditions, and stockholders are being requested to approve such amendment and restatement, including to reapprove the section 162(m) performance goals under such plan, so that the Corporation's ability to deduct payments under the Amended and Restated Incentive Compensation Plan will not be limited by Section 162(m) of the Code. The Compensation Committee has structured, where possible, awards to executive officers under the Corporation's Incentive Compensation Plan and long-term incentive program to qualify for the performance based exception. However, the Committee believes that stockholder interests are best served if the Compensation Committee's discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Such action may be necessary in order for the Corporation to meet competitive market pressures and to ensure that it is able to attract and retain top talent to lead the organization successfully.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed that Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement (and be incorporated by reference into the Corporation's 2008 Annual Report on Form 10-K).

Compensation Committee:
Charles A. Fribourg, Chairman
Oudi Recanati
Thomas B. Coleman
Jean-Paul Vettier

        In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934, as amended (the "1934 Act").

 SUMMARY COMPENSATION TABLE

        The following Summary Compensation Table includes individual compensation information for services in all capacities for the Corporation and its subsidiaries by the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Morten Arntzen	2008	$900,000	$200,000	(1)	$1,656,469	$2,081,395	$2,500,000	$0	$348,438	$7,686,302
President and Chief	2007	900,000	—		1,745,312	1,609,304	1,300,000	0	187,297	5,741,913
Executive Officer	2006	750,000	—		702,050	616,022	1,600,000	0	173,081	3,841,153
Myles R. Itkin	2008	$660,000	$—		$400,428	$377,704	$994,125	$0	$255,764	$2,688,021
Executive Vice	2007	660,000	—		290,210	254,312	709,500	0	161,781	2,075,803
President, Chief	2006	605,000	—		113,519	111,019	786,500	0	139,028	1,755,066
Financial Officer and
Treasurer
Robert E. Johnston	2008	$575,000	$—		$323,588	$299,457	$838,500	$0	$215,785	$2,252,330
Senior Vice President	2007	575,000	—		238,141	205,903	592,250	0	144,723	1,756,017
and Head of Shipping	2006	575,000	—		95,907	127,879	718,750	0	128,545	1,646,081
Operations
Mats Berglund	2008	$550,000	$—		$362,345	$346,803	$834,625	$0	$144,196	$2,237,969
Senior Vice President	2007	550,000	—		266,520	243,483	581,625	0	101,718	1,743,346
and Head of Crude	2006	550,000	—		116,033	154,704	750,750	0	67,274	1,638,761
Transportation
Lois K. Zabrocky	2008	$343,750	$—		$171,403	$163,233	$603,625	$0	$105,891	$1,387,902
Senior Vice President	2007	312,500	—		116,215	91,564	380,468	0	38,844	939,591
and Head of the	2006	248,077	—		19,179	25,571	307,500	0	50,299	650,626
Product Carriers

(1)
This amount reflects a discretionary bonus granted to Mr. Arntzen to reflect his actual level of achievement in 2008 which exceeded the maximum award permitted under the Incentive Compensation Plan for any performance period. See page 18 of this proxy statement for additional information regarding such bonus.

(2)
Stock Awards and Option Awards represent the dollar amount recognized for financial statement reporting purposes with respect to the relevant year for the fair value of restricted stock, performance share units, restricted stock units and stock options granted in such year as well as prior fiscal years in accordance with SFAS 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Fair value of stock awards is calculated as the closing price of the Corporation's Common Stock on the date of grant. Fair value of stock option awards is calculated using the Black-Scholes method of option valuation. See the Grants of Plan-Based Awards Table for information concerning awards made in 2008. These amounts reflect the Corporation's accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executives Officers. For a discussion of the assumptions made in determining the fair value of stock awards and option awards, see Note M—Capital Stock and Stock Compensation in the Corporation's annual financial statements for 2008 contained in the Corporation's Annual Report on Form 10-K for 2008.

(3)
The amounts shown in this column for 2007 and 2006 reflect the amounts paid in 2008 and 2007 under the Corporation's Incentive Compensation Plan for 2007 and 2006, respectively. The amounts shown in this column for 2008 reflect the amounts paid in 2008 under the Corporation's Incentive Compensation Plan for 2008.

(4)
See All Other Compensation Table below for additional information.

 ALL OTHER COMPENSATION TABLE

        The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Savings Plan Matching Contribution (1)	Qualified Defined Contribution Plan (2)	Nonqualified Defined Contribution Plan (3)	Life Insurance Premiums (4)	Other (5)	Total
Morten Arntzen	$13,800	$14,950	$304,527	$3,215	$11,946	$348,438
Myles R. Itkin	$13,800	$20,700	$202,061	$10,290	$8,913	$255,764
Robert E. Johnston	$13,800	$20,700	$169,792	$2,580	$8,913	$215,785
Mats Berglund	$13,800	$13,800	$104,175	$475	$11,946	$144,196
Lois K. Zabrocky	$13,800	$13,800	$65,870	$475	$11,946	$105,891

(1)
Constitutes the Corporation's matching contributions under the Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(2)
Constitutes the Corporation's contributions under the defined contribution plan portion of the Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(3)
Constitutes the Corporation's contributions under the Corporation's Supplemental Executive Savings Plan, which is described in the Compensation Discussion and Analysis section of this proxy statement.

(4)
Life insurance premiums represent the cost of term life insurance paid on behalf of the Named Executive Officer.

(5)
Other includes for each Named Executive Officer premiums of $8,501 to pay medical coverage ($5,468 for Messrs. Itkin and Johnston), $700 to pay long term disability coverage equal to 60% of base annual salary and $720 paid under the Corporation's Transportation Program, a tax-free, commuter subsidy program. It also includes for each Named Executive Officer a premium of $2,025 for "umbrella" liability insurance coverage in the amount of $10,000,000 and a portion of their health insurance premiums.

 GRANTS OF PLAN-BASED AWARD

        The following table lists the grants made in fiscal 2008 under the Corporation's Incentive Compensation Plan and the Corporation's 2004 Stock Incentive Plan, the Corporation's only incentive award plans.

					All Other Awards: Number of Shares of Stock or Stock Units (2)(#)		All Other Option Awards: Number of Shares of Stock or Units (2)(#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option and Awards (3)($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Morten Arntzen	03/03/2008	$900,000	$1,800,000	$2,500,000	—		—		—	—
	01/10/2008	—	—	—	18,484	(4)	—		—	$1,199,981
	01/10/2008	—	—	—	—		65,502	(5)	$64.92	$1,199,997
	12/17/2008	—	—	—	26,862	(4)	—		—	$1,099,999
	12/17/2008	—	—	—	—		112,936	(5)	$40.95	$1,099,997
Myles R. Itkin	03/03/2008	$325,000	$650,000	$975,000	—		—		—	—
	01/10/2008	—	—	—	5,237	(4)	—		—	$339,986
	01/10/2008	—	—	—	—		18,559	(5)	$64.92	$340,001
	12/17/2008	—	—	—	5,189	(4)	—		—	$212,490
	12/17/2008	—	—	—	—		21,817	(5)	$40.95	$212,498
Robert E. Johnston	03/03/2008	$287,500	$575,000	$862,500	—		—		—	—
	01/10/2008	—	—	—	3,928	(4)	—		—	$255,006
	01/10/2008	—	—	—	—		13,919	(5)	$64.92	$254,996
	12/17/2008	—	—	—	3,968	(4)	—		—	$162,490
	12/17/2008	—	—	—	—		16,684	(5)	$40.95	$162,502
Mats Berglund	03/03/2008	$275,000	$550,000	$825,000	—		—		—	—
	01/10/2008	—	—	—	4,583	(4)	—		—	$297,528
	01/10/2008	—	—	—	—		16,239	(5)	$64.92	$297,498
	12/17/2008	—	—	—	5,189	(4)	—		—	$212,490
	12/17/2008	—	—	—	—		21,817	(5)	$40.95	$212,498
Lois K. Zabrocky	03/03/2008	$187,500	$375,000	$562,500	—		—		—	—
	01/10/2008	—	—	—	3,389	(4)	—		—	$220,014
	01/10/2008	—	—	—	—		12,009	(5)	$64.92	$220,005
	12/17/2008	—	—	—	3,968	(4)	—		—	$162,490
	12/12/2008	—	—	—	—		16,684	(5)	$40.95	$162,502

(1)
Awards made under the Corporation's Incentive Compensation Plan.

(2)
Awards made under the Corporation's 2004 Stock Incentive Plan.

(3)
For a discussion of the assumptions made in determining the fair value on the grant date of the stock option awards, see Note M—Capital Stock and Stock Compensation to the Corporation's audited financial statements for 2008 contained in the Corporation's Annual Report on Form 10-K for 2008.

(4)
These awards vest in four equal annual installments as described on page 19 of this proxy statement.

(5)
These awards vest in three equal annual installments as described on page 19 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides information as of December 31, 2008 concerning the holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested option and stock awards. Awards of options vest in three equal annual installments commencing one year after the date of the option grant. Awards of restricted stock vest in four equal annual installments commencing one year after the date of the stock award. The market value of the stock awards is based on the closing market price of the Corporation's Common Stock as of

December 31, 2008, which was $42.11 per share. Additional information regarding these awards is included in the Compensation Discussion and Analysis on pages 19 and 20.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Morten Arntzen	100,000	—		—		$35.70	01/19/2014	—		—	—		—
	12,902	—		—		$52.40	01/12/2015	—		—	—		—
	29,860	14,931	(1)	—		$49.05	01/18/2016	—		—	—		—
	28,935	57,871	(2)	—		$55.03	01/10/2017	—		—	—		—
	—	73,135	(3)	—		$63.44	02/15/2017	—		—	—		—
	—	—		146,270	(4)	$63.44	02/15/2017	—		—	47,289	(7)	$1,991,340
	—	65,502	(5)	—		$64.92	01/10/2018	—		—	—		—
	—	112,936	(6)	—		$40.95	12/17/2018	—		—	—		—
	—	—				—	—	98,911	(8)	4,165,142	—		—
Myles R. Itkin	6,244	—		—		$52.40	01/12/2015	—		—	—		—
	12,862	6,432	(1)	—		$49.05	01/18/2016	—		—	—		—
	7,716	15,432	(2)	—		$55.03	01/10/2017	—		—	—		—
	—	18,559	(5)	—		$64.92	01/10/2018	—		—	—		—
	—	21,817	(6)	—		$40.95	12/17/2018	—		—	—		—
	—	—		—		—	—	20,024	(9)	843,211	17,990	(10)	757,559
Robert E. Johnston	4,451	—		—		$52.40	01/12/2015	—		—	—		—
	11,484	5,743	(1)	—		$49.05	01/18/2016	—		—	—		—
	5,787	11,574	(2)	—		$55.03	01/10/2017	—		—	—		—
	—	13,919	(5)	—		$64.92	01/10/2018	—		—	—		—
	—	16,684	(6)	—		$40.95	12/17/2018	—		—	—		—
	—	—		—		—	—	15,583	(11)	656,200	15,673	(10)	659,990
Mats Berglund	10,688	—		—		$62.32	09/01/2015	—		—	—		—
	8,269	4,135	(1)	—		$49.05	01/18/2016	—		—	—		—
	6,751	13,504	(2)	—		$55.03	01/10/2017	—		—	—		—
	—	16,239	(5)	—		$64.92	01/10/2018	—		—	—		—
	—	21,817	(6)	—		$40.95	12/17/2018	—		—	—		—
	—	—		—		—	—	17,839	(12)	751,200	14,992	(10)	631,313
Lois K. Zabrocky	884	—		—		$52,40	01/12/2015	—		—	—		—
	2,296	1,149	(1)	—		$49.05	01/18/2016	—		—	—		—
	3,858	7,716	(2)	—		$55.03	01/10/2017	—		—	—		—
	—	12,009	(5)	—		$64.92	01/10/2018	—		—	—		—
	—	16,684	(6)	—		$40.95	12/17/2018	—		—	—		—
	—	—		—		—	—	10,802	(13)	454,872	8,518	(10)	358,693

(1)
These options vest on January 18, 2009.

(2)
One-half of these options vest on each of January 10, 2009 and January 10, 2010.

(3)
These options vest on February 15, 2012.

(4)
If certain performance goals are achieved during the three year or four year periods commencing January 1, 2007, 50% of the stock options applicable to such achieved performance goals become exercisable on each of January 1, 2011 and January 1, 2012. If such performance goals are achieved during the five-year period commencing January 1, 2007, all the stock options applicable to such achieved performance goals become exercisable on January 1, 2012. These awards vest upon achievement of specified performance goals described on page 22 of this proxy statement.

(5)
One-third of these options vest on each of January 10, 2009, January 10, 2010 and January 20, 2011.

(6)
One-third of these options vest on each of December 17, 2009, December 17, 2010 and December 17, 2011.

(7)
If certain performance goals are achieved during the three or four year periods commencing January 1, 2007, 50% of the shares applicable to such achieved performance goals vest on each of January 1, 2011 and January 1, 2012. If such performance goals are achieved during the five year period commencing January 1, 2007, all the shares applicable to such achieved performance goals become vested on January 1, 2012. These awards vest upon achievement of specified performance goals described on page 22 of this proxy statement.

(8)
Of these shares, 1,193 shares vest on January 12, 2009, 4,141 shares vest on each of January 18, 2009 and January 18, 2010, 6,814 shares vest on each of January 10, 2009 and January 10, 2010, 6,815 shares vest on January 10, 2011, 4,621 shares vest on each of January 10, 2009, January 10, 2010, January 10, 2011 and January 10, 2012, 6,715 shares vest on each of December 17, 2009 and December 17, 2010, 6,716 on each of December 17, 2011 and December 17, 2012 and 23,645 shares vest on February 15, 2012 (these shares all vest on the fifth anniversary of the grant date).

(9)
Of these shares, 578 shares vest on January 12, 2009, 1,784 shares vest on each of January 18, 2009 and January 18, 2010, 1,817 shares vest on each of January 10, 2009 and January 10, 2010, 1,818 shares vest on January 10, 2011, 1,309 shares vest on each of January 10, 2009, January 10, 2010 and January 10, 2011, 1,310 shares vest on January 10, 2012, 1,297 shares vest on each of December 17, 2009, December 17, 2010 and December 17, 2011 and 1,298 shares vest on December 17, 2012.

(10)
If certain performance goals are achieved during the three year period commencing January 1, 2007, 100% of the shares applicable to such achieved performance goals become vested on January 1, 2010. These awards have performance targets described on page 21 of this proxy statement.

(11)
Of these shares, 412 shares vest on January 12, 2009, 1,593 shares vest on each of January 18, 2009 and January 18, 2010, 1,363 shares vest on each of January 10, 2009, January 10, 2010 and January 10, 2011, 982 shares vest on each of January 10, 2009, January 10, 2010, January 10, 2011 and January 10, 2012 and 992 shares vest on each of December 17, 2009, December 17, 2010, December 17, 2011 and December 17, 2012.

(12)
Of these shares, 1,003 shares vest on September 1, 2009, 1,147 shares vest on each of January 18, 2009 and January 18, 2010, 1,590 shares vest on each of January 10, 2009, January 10, 2010 and January 10, 2011, 1,145 shares vest on January 10, 2009, 1,146 shares vest on each of January 10, 2010, January 10, 2011 and January 10, 2012, 1,297 shares vest on each of December 17, 2009, December 17, 2010 and December 17, 2011 and 1,298 shares vest on December 17, 2012.

(13)
Of these shares, 82 shares vest on January 12, 2009, 318 shares vest on each of January 18, 2009 and January 18, 2010, 908 shares vest on each of January 10, 2009 and January 10, 2010, 909 shares vest on January 10, 2011, 847 shares vest on each of January 10, 2009, January 10, 2010 and January 10, 2011, 848 shares vest on January 10, 2012 and 992 shares vest on each of December 17, 2009, December 17, 2010, December 17, 2011 and December 17, 2012.

 OPTION EXERCISES AND STOCK VESTED

        The following table provides information on vesting of restricted stock to the Named Executive Officers in 2008. There were no exercises of stock options by the Named Executive Officers in 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Morten Arntzen(1)	24,648	$1,493,776
Myles R. Itkin(2)	4,178	$263,609
Robert E. Johnston(3)	3,367	$211,655
Mats Berglund(4)	3,740	$241,659
Lois K. Zabrocky(5)	1,309	$83,264

(1)
Mr. Arntzen acquired 6,814 shares of common stock with a market price of $64.92 on January 10, 2008, 1,193 shares of common stock with a market price of $66.08 on January 14, 2008, 4,141 shares of common stock with a market price of $60.27 on January 18, 2008 and 12,500 shares of common stock with a market price of $57.84 on January 19, 2008, all as a result of the lapse of vesting restrictions on these shares.

(2)
Mr. Itkin acquired 1,817 shares of common stock with a market price of $64.92 on January 10, 2008, 577 shares of common stock with a market price of $66.08 on January 14, 2008 and 1,784 shares of common stock with a market price of $60.27 on January 18, 2008, all as a result of the lapse of vesting restrictions on these shares.

(3)
Mr. Johnston acquired 1,363 shares of common stock with a market price of $64.92 on January 10, 2008, 411 shares of common stock with a market price of $66.08 on January 14, 2008 and 1,593 shares of common stock with a market price of $60.27 on January 18, 2008, all as a result of the lapse of vesting restrictions on these shares.

(4)
Mr. Berglund acquired 1,590 shares of common stock with a market price of $64.92 on January 10, 2008, 1,147 shares of common stock with a market price of $60.27 on January 18, 2008, and 1,003 shares of common stock with a market price of $69.10 on September 2, 2008, all as a result of the lapse of vesting restrictions on these shares.

(5)
Ms. Zabrocky acquired 908 shares of common stock with a market price of $64.92 on January 10, 2008, 82 shares of common stock with a market price of $66.08 on January 14, 2008 and 319 shares of common stock with a market price of $60.27 on January 18, 2008, all as a result of the lapse of vesting conditions on these shares.

 PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

        The Corporation's Supplemental Executive Savings Plan, established effective as of January 1, 2006, supplements benefits under the Savings Plan (described on page 23 of this proxy statement) with respect to limitations imposed by rules promulgated under the Code. The Supplemental Plan provides deferred compensation to senior executives of the Corporation, including the Named Executive Officers and serves in part as the successor to the supplemental executive retirement plans that were terminated effective December 31, 2005. The actuarial equivalent lump sum value of the participant's benefits under the terminated supplemental executive retirement plans were credited to specified accounts in the Supplemental Plan. Each participant in the Supplemental Plan selects how his account balances should be invested from alternatives offered by the Corporation, including equity and debt funds, which selection may be changed daily by the participant. A participant may have his account balance in the Supplemental Plan distributed to him as soon as administratively feasible after the six month anniversary of the termination of his employment by the Corporation or an affiliate.

        The following table provides information with respect to the deferral of compensation on a basis that is not tax-qualified for each Named Executive Officer in 2008.

Name	Executive Contributions in 2008	Corporation Contributions in 2008(1)	Aggregate Earnings (Loss) in 2008(2)	Aggregate Balance at December 31, 2008(3)
Morten Arntzen	—	$304,527	$(249,381)	$634,197
Myles R. Itkin	—	$202,061	$(564,499)	$2,883,436
Robert E. Johnston	—	$169,792	$(1,865,000)	$4,069,376
Mats Berglund	—	$104,175	$512	$212,341
Lois K. Zabrocky	—	$65,870	$(15,924)	$70,160

(1)
Constitutes the Corporation's contribution under the Supplemental Plan for each Named Executive Officer. These are the same amounts as provided in the All Other Compensation Table under the column titled Nonqualified Defined Contribution Plan.

(2)
Constitutes the aggregate earnings or losses for each Named Executive Officer on the Officer's account balance under the Supplemental Plan. Such earnings are not deemed to be preferential and, therefore, are not included in the Summary Compensation Table.

(3)
Constitutes the aggregate balance under the Supplemental Plan for each Named Executive Officer.

 EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE OF CONTROL

        The Corporation has entered into employment agreements with the Chief Executive Officer and Mr. Mats Berglund. The Corporation has also entered into change of protection agreements with each of the Named Executive Officers and adopted the Severance Plan which covers the Named Executive Officers other than the Chief Executive Officer. The employment agreements and the Severance Plan are designed to offer executives protection for a possible loss of income if their employment is terminated without Cause. The term Cause as defined in such agreements (other than Mr. Berglund's employment agreement) and the Severance Plan generally means (i) the executive's willful misconduct involving the Corporation or its assets, business or employees or in the performance of the executive's duties which materially injure the Corporation, (ii) the executive's indictment for, or conviction of (or plea of guilty or nolo contendere to), a felony or, under the Severance Plan, certain other crimes, (iii) the executive's continued and substantial failure to perform the executive's duties with the Corporation which failure continues for a period of at least ten (10) days after written notice thereof from the Corporation, (iv) the executive's breach of any material provision of any agreement with the Corporation, which breach, if curable is not cured within ten (10) days after written notice from the Corporation or (v) the executive's failure to attempt in good faith to promptly follow a written direction of the Board or, other than Mr. Arntzen's agreements, a more senior officer.

        The Corporation and Mr. Arntzen are parties to an employment letter agreement dated as of January 19, 2004, as amended on February 15, 2007 and December 31, 2008, pursuant to which the Corporation employs Mr. Arntzen as its President and Chief Executive Officer at a base salary of no less than $900,000 per year. Under the agreement, on January 19, 2004, the Corporation granted Mr. Arntzen 50,000 restricted shares of the Corporation's Common Stock, which shares vested in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 100,000 shares of the Corporation's Common Stock at a price of $35.70 per share (the fair market value on the grant date), all of which are now exercisable. If the Corporation terminates Mr. Arntzen's employment without Cause or Mr. Arntzen resigns with Good Reason (as defined in the agreement) prior to January 19, 2012, then, upon Mr. Arntzen's signing of a general release, the Corporation shall pay him two years of base salary, a pro-rata portion of his annual bonus for the year in which such termination occurs based on actual results for such year and continued health care coverage for up to 18 months. The term Good Reason (as used in Mr. Arntzen's employment letter agreements) generally means (i) any material diminution in Mr. Arntzen's position, duties, responsibilities, or authority or assignment to him of duties and responsibilities materially inconsistent with his position, (ii) any reduction in annual base salary, (iii) relocation of his principal business location outside of Manhattan and more than 50 miles from his current principal residence, (iv) any material breach by the Corporation of any material provision of the letter agreement, (v) the failure of the Board to elect or re-elect him as a member of the Board or as President or his removal from any such position (if not for Cause), or (vi) the failure of an acquiror of all or substantially all of the assets or business of the Corporation to assume the Corporation's obligations under the employment letter agreement.

        The Corporation and Mr. Berglund are parties to an employment letter agreement dated June 29, 2005 pursuant to which the Corporation employs Mr. Berglund as a Senior Vice President and Head of Crude Transportation at a base salary of $550,000 per year. Under the agreement, on September 1, 2005, the Corporation granted to Mr. Berglund 4,012 restricted shares of the Corporation's Common Stock which shares vest in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 10,688 shares of the Corporation's Common Stock at a price of $62.32 per share (the fair market value on the grant date), all of which are now exercisable. The agreement contains restrictive covenants, including an agreement not to solicit or induce employees to cease working for the Corporation or its subsidiaries during the term of the agreement and for one year thereafter. The Corporation and Mr. Berglund are also parties to an agreement that provides that the definition of "Cause" and "Good Reason" set forth in his employment letter will not apply while he is entitled to severance benefits under the Severance Plan or his change of control protection agreement.

        The Corporation and Mr. Arntzen are parties to a change of control protection agreement that was amended and restated as of December 31, 2008, providing that if there is a Change of Control on or prior to January 19, 2012, Mr. Arntzen will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for any time within two years after the Change of Control or upon termination of his employment by the Corporation without Cause or by Mr. Arntzen with Good Reason within 120 days prior to the Change of Control. Upon any such termination, Mr. Arntzen will be entitled to payment of incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the applicable employee benefit, equity or incentive plans of the Corporation then in effect. If such termination is without Cause or for Good Reason, Mr. Arntzen will also be entitled to receive (i) three times his annual salary plus his highest target annual incentive compensation in effect within 180 days prior to or at any time after the Change of Control; provided that if no target annual incentive compensation is in effect during such period, then Mr. Arntzen's target incentive compensation will be deemed to be 50% of his annual base salary rate in effect immediately prior to his termination, (ii) an amount equal to 36 months of additional employer contributions under any qualified or nonqualified defined contribution plan or arrangement maintained by the Corporation applicable to Mr. Arntzen with an increase in his age by three years for purposes of calculating any early retirement subsidy or actuarial reduction, (iii) a pro rata annual bonus for the year in which Mr. Arntzen's employment is terminated based on the actual results for such year and pro rated based on the portion of the year Mr. Arntzen was employed, (iv) three years of continued coverage for Mr. Arntzen and his dependents under the Corporation's health plan and for Mr. Arntzen under the Corporation's life insurance plan, (v) a "modified gross-up" of any excise taxes as described in the Compensation Discussion and Analysis, and (vi) full vesting of any outstanding equity awards.

        The Corporation also is party to a Change of Control Protection Agreement, dated as of December 31, 2008, with each of Messrs. Itkin, Johnston and Berglund and Ms. Zabrocky, each providing that if there is a Change of Control on or prior to December 31, 2011 and the executive's employment with the Corporation is terminated by the Corporation without Cause or by the executive for Good Reason at any time within two years after the Change of Control or if a Change of Control takes place within 90 days after an executive is terminated in an Anticipatory Termination (as defined in the Agreement), the executive will receive the following payments and benefits from the Corporation: (i) incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) two times the sum of (x) the executive's annual base salary rate in effect immediately prior to his termination plus (y) the executive's highest target annual incentive compensation in effect within 180 days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then the executive's target incentive compensation will be deemed to be 50% of the executive's annual base salary rate in effect immediately prior to his termination; (iii) an amount equal to 24 months of additional employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement maintained by the Corporation, applicable to the executive; (iv) a pro rata annual bonus for the year in which the executive's employment is terminated based on the actual results for such year and pro rated based on the portion of the year the executive was employed; (v) continued health care benefits for up to 24 months; and (vi) full vesting of outstanding equity awards. If and to the extent that the executive receives "parachute payments" as a result of the Change of Control, the executive will receive the "modified gross-up" described in the Compensation Discussion and Analysis.

        Messrs. Itkin, Johnston and Berglund and Ms. Zabrocky have also agreed under such agreement that during the term of the executive's employment with the Corporation and thereafter to (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation and (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive's employment. During the executive's employment and, if the executive is receiving payments under the agreement, for the one year period following the termination of the executive's employment with the Corporation, the executive will not compete with any business conducted by the Corporation, will not solicit any employee of the Corporation to leave the employ of the Corporation and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity.

        The Severance Plan originally became effective on January 1, 2006 and will continue until terminated on not less than one year's notice to the executives then participating in the Severance Plan. The Severance Plan provides that if employment with the Corporation is terminated without Cause, the executive will receive the following payments and benefits: (i) incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the then applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) an amount equal to the executive's monthly base salary rate in effect prior to the termination for 24 months after the executive's employment terminates; (iii) a pro-rata portion of the executive's annual bonus for the year in which the executive's termination occurs based on actual results for such year; and (iv) continued health care coverage for up to 18 months.

        Pursuant to the Severance Plan, Messrs. Itkin, Johnston and Berglund and Ms. Zabrocky each agreed that during the term of the executive's employment and thereafter the executive shall (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation, (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive's employment and (iii) not disparage the Company or its employees, officers, directors, products or services. During the executive's employment and for the one year period following the termination of the executive's employment with the Corporation, the executive will not compete with any material business conducted by the Corporation on the date the executive is terminated and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity. During the executive's employment and for the two year period following the termination of the executive's employment, the executive will not solicit any employee of the Corporation to leave the employ of the Corporation.

        The following table discloses the amounts payable to the Named Executive Officers upon termination of the executive's employment due to involuntary termination without cause, death, Disability (the executive's failure to perform the executive's material duties and responsibilities as a result of a physical or mental illness or injury for more than one hundred and eighty (180) days during a three hundred and sixty-five (365) day period), or in connection with a change of control of the Corporation with involuntary termination or voluntary termination with good reason. No Named Executive Officer is currently eligible for normal retirement at age 65. The table excludes amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the Savings Plan and the Supplemental Executive Savings Plan. Under the change of control protection agreements, if an executive's employment is terminated for "Cause", then the executive will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination and, therefore, there is no presentation of termination for "Cause" in the table below.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL(1)

Event	Morten Arntzen	Myles R. Itkin	Robert E. Johnston	Mats Berglund	Lois K. Zabrocky
Involuntary Termination Without Cause or, with respect to Mr. Arntzen, Voluntary with Good Reason—No Change of Control
Cash severance payment(2)	$1,800,000	$1,320,000	$1,150,000	$1,100,000	$750,000
Health benefits(3)	$12,859	$8,272	$8,272	$12,859	$12,859
Accelerated time-based stock options(4)	$0	$0	$0	$0	$0
Accelerated performance- based stock options(5)	$0	$0	$0	$0	$0

Accelerated time-based restricted stock(6)	$3,484,301	$818,871	$638,851	$708,964	$451,419
Accelerated performance share units(7)	$796,536	$0	$0	$0	$0

Total	$6,093,696	$2,147,143	$1,797,122	$1,821,823	$1,214,278
Death
Accelerated time-based stock options(4)	$0	$0	$0	$0	$0
Accelerated performance-based stock options(5)	$0	$0	$0	$0	$0
Accelerated time-based restricted stock(6)	$3,484,301	$818,871	$638,851	$708,964	$451,419
Accelerated performance share units(7)	$796,536	$0	$0	$0	$0

Total	$4,280,837	$818,871	$638,851	$708,964	$451,419
Disability
Accelerated time-based stock options(4)	$0	$0	$0	$0	$0
Accelerated performance-based stock options(5)	$0	$0	$0	$0	$0
Accelerated time-based restricted stock(6)	$3,484,301	$818,871	$638,851	$708,964	$451,419
Accelerated performance share units(7)	$796,536	$0	$0	$0	$0

Total	$4,280,837	$818,871	$638,851	$708,964	$451,419
Change of Control with Involuntary Termination Without Cause or Voluntary with Good Reason
Cash severance payment(8)	$8,100,000	$2,640,000	$2,300,000	$2,200,000	$1,500,000
Health benefits(9)	$37,362	$16,439	$16,439	$21,027	$21,027
Retirement benefits(10)	$729,900	$265,200	$234,600	$159,600	$117,600
Accelerated time-based stock options(11)	$131,006	$25,308	$19,353	$25,308	$19,353
Accelerated performance-based stock options(11)	$0	$0	$0	$0	$0
Accelerated time-based restricted stock(11)	$4,165,142	$843,211	$656,200	$751,200	$454,872
Accelerated performance share units(11)	$1,991,340	$757,559	$659,990	$631,313	$358,693
Modified Gross-Up(12)	$5,627,339	$0	$0	$1,327,355	$1,058,469

Total	$20,782,089	$4,547,716	$3,886,583	$5,115,803	$3,530,015

Notes:

(1)
The values in this table reflect estimated payments associated with various termination scenarios; assumes a stock price of $42.11 (based on the closing price of OSG stock as of 2008 fiscal year end, except where otherwise noted) and includes all outstanding grants through the assumed termination date of December 31, 2008; actual value will vary based on changes in the Corporation's stock price.

(2)
Cash severance equal to two times the Named Executive Officers's annual salary.

(3)
Continued healthcare coverage for up to 18 months.

(4)
Under the 2004 Stock Incentive Plan, all unvested time-based options are forfeited upon an involuntary termination, death, disability or retirement except for one grant made on February 15, 2007 to Mr. Arntzen. The stock option will vest based on the period of service from the grant date through the termination date if Mr. Arntzen is terminated due to involuntary termination, death or disability.

(5)
Mr. Arntzen received a performance-based stock option on February 15, 2007 under the 2004 Stock Incentive Plan. The stock option will vest based on the period of service from the grant date through the termination date if Mr. Arntzen's employment is terminated due to involuntary termination, death or disability provided the Compensation Committee determines that the performance goals would likely have been achieved. (We have assumed the Committee would reach this conclusion).

(6)
Under the 2004 Stock Incentive Plan, only unvested time-based restricted stock awarded in 2006 and later accelerates upon an involuntary termination or termination due to death, disability or retirement. The time-based restricted stock award granted to Mr. Arntzen on February 17, 2007 will vest only based on the period of service from the grant date through the termination date if Mr. Arntzen's employment is terminated due to involuntary termination, death or disability. The value represents the closing price of the Corporation's stock on December 31, 2008 ($42.11) multiplied by the number of shares that vest. All other unvested restricted stock are forfeited.

(7)
Mr. Arntzen received a performance restricted stock unit award on February 15, 2007 under the 2004 Stock Incentive Plan. The performance restricted stock unit will vest based on the period of service from the grant date through the termination date if Mr. Arntzen's employment is terminated due to involuntary termination, death or disability provided the Compensation Committee determines that the performance goals would likely have been achieved. (We have assumed the Committee would reach this conclusion). The other Named Executive Officers received performance share unit awards on January 10, 2007 under the 2004 Stock Incentive Plan. The performance share units are forfeited upon an involuntary termination, death, disability or retirement, unless the Compensation Committee determines otherwise in its sole discretion.

(8)
Cash severance for termination following a change of control is equal to the sum of the executive's annual salary plus target annual bonus times the executive's severance multiple as follows: three times for Mr. Arntzen and two times for all other Named Executive Officers.

(9)
Continued healthcare coverage for termination following a change of control for up to 24 months for all Named Executive Officers, except for Mr. Arntzen who receives 36 months coverage.

(10)
Continued employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement equal to 36 months for Mr. Arntzen and 24 months for all other Named Executive Officers.

(11)
Under the 2004 Stock Incentive Plan, all unvested options and restricted stock vest upon a change of control regardless of whether a termination has occurred. Note that the performance-based options and performance shares (shown under restricted stock) granted in 2007 will only accelerate if the Compensation Committee determines that the performance goals would likely be achieved. (We have assumed the Compensation Committee would reach this conclusion). The stock option value represents the intrinsic value (based on a $42.11 stock price, the closing price of the Corporation's stock as of 2008 fiscal year end) of unvested stock options that would vest in the event of a change of control. The restricted stock (including performance shares) value is equal to the number of shares that vest multiplied by $42.11.

(12)
The Corporation provides a gross up to cover excise taxes only if the parachute payments exceed 110% of the safe harbor amount. Based on the Corporation's estimates, Messrs. Arntzen, Berglund and Ms. Zabrocky would be subject to an excise tax payment and would receive a gross-up from the Corporation as their parachute payments exceed 110% of the safe harbor limit.

DIRECTOR COMPENSATION

        During 2008, non-employee directors of the Corporation received a director's fee of $50,000 per year, payable quarterly, and a fee of $2,000 for each meeting of the Board of Directors they attended. The Chairman of the Board of Directors, a non-executive position, receives an additional fee of $125,000 per year, payable quarterly. The Chairman of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee received an additional fee of $15,000 per year, $10,000 per year and $7,500 per year, respectively, payable quarterly. Each member of the three committees received a fee of $2,000 for each committee meeting he attended.

        Under the 2004 Stock Incentive Plan (the "2004 Plan"), the Board has the discretion to grant various types of equity-based awards to non-employee directors. On June 10, 2008, the Board granted 1,269 restricted stock units to each continuing non-employee director of the Corporation under the 2004 Plan, which units awarded to each director on the grant date had a market value of $100,000. Each restricted stock unit represents a contingent right to receive one share of Common Stock upon such non-employee director's termination of service as a Board member. One-quarter of the restricted stock units vest on each of (i) the earlier of (a) the first anniversary of the grant date and (b) the next annual meeting of the Corporation's stockholders and (ii) the second, third and fourth anniversaries of the grant date provided that if a non-employee director ceases to be a director on or after the date the first vesting date for any reason other than for Cause the non-employee director automatically vests in the remaining unvested restricted stock units. The restricted stock units have no voting rights, may not be transferred or otherwise disposed while holder is a director and pay dividends in the form of additional restricted stock units at the same time dividends are paid on the Common Stock in an amount equal to the result obtained by dividing (i) the product of (x) the amount of units owned by the holder on the record date for the dividend on the Common Stock times (y) the dividend per share on the Common Stock by (ii) the closing price of a share of Common Stock on the payment date for the dividend on the Common Stock, which restricted stock units vest immediately upon payment. Effective July 1, 2008, the Board adopted the Overseas Shipholding Group, Inc. Non-Employee Director Deferred Compensation Plan (the "Deferred Compensation Plan") to provide an opportunity for directors of the Corporation who are not employees of the Corporation or a subsidiary to defer all or a portion of their "eligible director fees" in the form of cash. Such directors may elect to invest the deferred fees in a cash account and/or in common stock of the Corporation in the form of a unit measurement called a "phantom share". A phantom share is the equivalent of one share of the Corporation's common stock. The Corporation believes that the Deferred Compensation Plan enhances the Corporation's ability to attract and retain directors of outstanding competence.

        "Eligible director fees" invested in the cash account earn interest quarterly at a rate equal to the Corporation's then long-term borrowing rate under the Corporation's principal audit facility. Each phantom share is credited with the same cash dividend as is paid on a share of common stock at the same time such cash dividend is paid and is deemed reinvested in phantom shares (based on the fair market value of a share of common stock on the date the cash dividend is paid). Shares of common stock available for issuance under the Deferred Compensation Plan are issued from treasury shares. For 2008, Messrs. Batkin, Coleman, Fribourg, Oudi Recanati and Vettier elected to participate in the Deferred Compensation Plan.

        The following table shows the total compensation paid to the Corporation's non-employee directors for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
G. Allen Andreas III	78,000	89,696	—	—	—	167,696
Alan R. Batkin	70,000	89,696	—	—	126	159,822
Thomas B. Coleman	72,000	89,696	—	—	126	161,822
Charles A. Fribourg	82,000	89,696	—	—	143	171,839
Stanley Komaroff	84,000	89,696	—	—	—	173,696
Solomon N. Merkin	62,000	89,696	—	—	—	151,696
Joel I. Picket	74,000	89,696	—	—	—	163,696
Ariel Recanati	74,000	89,696	—	—	—	163,696
Oudi Recanati	85,500	89,696	—	—	153	175,349
Thomas F. Robards	93,000	89,696	24,188	—	—	206,884
Jean-Paul Vettier	72,000	89,696	40,325	—	32	202,053
Michael J. Zimmerman	209,000	89,696	—	—	—	298,696

(1)
Consists of annual Board fees, Board Chairman and committee fees and meeting fees.

(2)
Stock awards and option awards represent the dollar amount recognized for financial statement reporting purposes with respect to the fair value of restricted stock units and stock options granted in 2008 as well as prior years in accordance with SFAS 123R. Fair value of stock awards is calculated using the closing price of the Corporation's Common Stock on the date of grant which was $79.16 per share on the June 5, 2007 grant date and $78.80 per share on the June 10, 2008 grant date. Fair value of option awards is calculated using the Black-Scholes method of option valuation which was $22.21 on the June 7, 2005 grant date and $16.13 on the April 3, 2006 grant date. These amounts reflect the Corporation's accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors. For a discussion of the assumptions made in determining the fair value of the stock awards and option awards, see Note M—Capital Stock and Stock Compensation to the Corporation's audited financial statements for 2008 contained in the Corporation's Annual Report on Form 10-K for 2008.

(3)
The following directors participated in the Deferred Compensation Plan for 2008 and deferred the amounts set forth next to their names: Messrs. Batkin—$35,000, Coleman—$37,000, Fribourg—$42,000, Oudi Recanati—$42,750 and Vettier—$18,500. For these directors, there were no nonqualified deferred compensation earnings because the change in market value of phantom shares allocated to each such director's account was negative.

(4)
Constitutes dividends on phantom shares under the Deferred Compensation Plan.

        The table below shows for each nonemployee director the aggregate number of shares of Common Stock underlying unexercised options at December 31, 2008. Unless otherwise stated, all options were fully exercisable at December 31, 2008.

Name	Number of Securities Underlying Unexercised Options
G. Allen Andreas III	7,500
Alan R. Batkin	5,000
Thomas B. Coleman	8,500
Charles A. Fribourg	11,500
Stanley Komaroff	2,000
Solomon N. Merkin	5,000
Joel I. Picket	3,000
Ariel Recanati	2,000
Oudi Recanati	5,000
Thomas F. Robards	7,500
Jean-Paul Vettier	7,500	(1)
Michael J. Zimmerman	11,500

(1)
At December 31, 2008, stock options for 5,000 shares were vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2008, except for a late filing by Mr. Mats Berglund, a Named Executive Officer, relating to his purchase of shares of Common Stock through the Savings Plan, a late filing by Mr. Robert E. Johnston, a Named Executive Officer, relating to reinvestment of dividends on shares of Common Stock, and a late filing by Mr. Solomon N. Merkin, a director, relating to his contribution of shares of Common Stock to a charity. In all instances the failure to file a timely report was inadvertent.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP, a well known and well qualified firm of public accountants, has served (including its predecessors) as the independent registered public accounting firm of the Corporation since the Corporation was organized in 1969, including for the year 2008. Representatives of Ernst & Young LLP will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

        As part of the ongoing objective of obtaining high quality audit services on a cost effective basis, the Audit Committee decided in March 2009, after completion of the audit of the Corporation's 2008 financial statements, to request proposals from several highly qualified firms of public accountants, including Ernst & Young LLP, to determine who the Audit Committee should engage to serve as the independent registered public accounting firm for the Corporation and its subsidiaries for the year 2009. It is anticipated that the Audit Committee will not complete its review and evaluation of the proposals from the different public accountants until late May or early June, which schedule does not allow the Corporation to submit to stockholders at the Annual Meeting of Stockholders ratification of the selection of the independent registered public accounting firm for the Corporation and its subsidiaries for the year 2009. The Audit Committee is not planning to conduct such a process for the selection of the independent registered public accounting firm for the year 2010 and intends to submit to stockholders for ratification at the 2010 Annual Meeting its selection of the independent registered public accounting firm for 2010.

        Audit Fees.    Audit fees incurred by the Corporation to Ernst & Young LLP in 2008 and 2007 for professional services rendered for the audit of the annual financial statements of each of the Corporation and OSG America L.P. (a subsidiary of the Corporation) for the years ended December 31, 2008 and 2007, the review of the financial statements included in the Forms 10-Q of the Corporation and OSG America L.P., Sarbanes-Oxley Section 404 attestation procedures, statutory financial audits for subsidiaries of the Corporation as well as those services that only the independent registered public accounting firm reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $2,002,800 and $2,818,600, respectively.

        Audit-Related Fees.    Audit-related fees incurred by the Corporation to Ernst & Young LLP in 2008 and 2007 for accounting consultations related to accounting, financial reporting or disclosure matters, including advice on accounting treatment in 2008 and matters related to the public offering by a subsidiary of the Corporation in 2007, not classified as "Audit services" were $18,000 and $62,400, respectively.

        Tax Fees.    Total fees incurred by the Corporation to Ernst & Young LLP in 2008 and 2007 for the preparation of foreign tax returns and tax planning were $47,600 and $89,200, respectively.

        All Other Fees.    During 2008 and 2007, no services were performed by, or fees incurred to, Ernst & Young LLP other than as described above.

        The Audit Committee considered whether the provision of services described above under "Tax Fees" is compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In each case, the Audit Committee sets a specific annual limit on the amount of such services the Corporation could obtain from its independent registered public accounting firm without seeking specific approval, and requires management to report each specific engagement to the Audit Committee on a quarterly basis.

AUDIT COMMITTEE REPORT

        Management has primary responsibility for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting and for preparation of the consolidated financial statements of the Corporation. The Corporation's independent registered public accounting firm is responsible for performing independent audits of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and the effectiveness of the Corporation's internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Board has adopted a written Audit Committee Charter which is posted on the Corporation's website at www.osg.com.

        In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the Corporation's independent registered public accounting firm concerning the quality of the accounting principles, the reasonableness of significant judgments and the adequacy of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee further discussed with the Corporation's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and PCAOB Accounting Standard No. 5, "An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements". The Audit Committee met six times during 2008. The members of the Audit Committee are considered to be independent because they satisfy the independent requirements for Board of Directors members prescribed by the NYSE listing standards and Rule 10A-3 under the 1934 Act.

        The Corporation's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the registered public accounting firm's independence.

        The Committee also reviewed management's report on its assessment of the effectiveness of the Corporation's internal control over financial reporting and the Corporation's independent registered public accounting firm's report on the effectiveness of the Corporation's internal control over financial reporting.

        Based upon the Audit Committee's discussions with management and the Corporation's independent registered public accounting firm, the Audit Committee's review of the representations of management, the certifications of the Corporation's chief executive officer and chief financial officer which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements and management's assessment of the effectiveness of the Corporation's internal control over financial reporting referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee: Thomas F. Robards, Chairman G. Allen Andreas, III Joel I. Picket Ariel Recanati

        In accordance with the rules of the SEC, the Audit Committee report does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

APPROVAL OF THE OVERSEAS SHIPHOLDING GROUP, INC.
AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN

        The Overseas Shipholding Group, Inc. Executive Performance Incentive Plan (the "Original Performance Plan") was adopted by the Board of Directors of the Corporation on April 20, 2004 and was approved by stockholders at the 2004 Annual Meeting for a term of ten (10) years, subject to reapproval of the performance goals by stockholders at the 2009 Annual Meeting. On April 23, 2009, the Board of Directors adopted, subject to stockholder approval, the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan (the "Amended Performance Plan"), including the reapproval of the section 162(m) performance goals under such plan. The Amended Performance Plan is an amendment and restatement of the Original Performance Plan and reflects prior amendments to the Original Performance Plan, and amendments to the Original Performance Plan to clarify the timing of payments under the Original Performance Plan and to increase the annual maximum performance award under the Original Performance Plan from $2,500,000 to $3,000,000. The following description of the Amended Performance Plan is qualified in its entirety by reference to the full text of Amended Performance Plan, which is attached as Appendix A to this Proxy Statement.

Purpose

        Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer). The purpose of the Amended Performance Plan is to provide annual incentives to certain key executives in a manner designed to reinforce the Corporation's performance goals and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit of the Corporation the associated federal income tax deduction. The Corporation intends to structure awards under the Amended Performance Plan so that compensation paid pursuant to its terms will qualify for the "performance based compensation" exception under Section 162(m) of the Code and be eligible for continued deductibility. To allow the Corporation to qualify and preserve the tax deductibility of such compensation, the Corporation is seeking stockholder approval of the Amended Performance Plan and the reapproval of the material terms of the performance goals under the Amended Performance Plan. Stockholder approval of the Amended Performance Plan would not diminish the Compensation Committee's ability to exercise its discretion in granting awards under such plan.

Description of the Amended Performance Plan

        The Amended Performance Plan will be administered by the Compensation Committee, or such other committee of the Board that is appointed by the Board whose members satisfy the requirements to be "outside directors" under Section 162(m) of the Code (the "Committee"). If any member of the Committee does not meet the requirements of 162(m) of the Code, any actions that require consent of a Section 162(m) eligible committee shall only be acted upon by those Committee members that are "outside directors" under 162(m) of the Code. The Committee will select the executives who will receive awards, the target pay-out level and the performance targets. The Committee will certify the level of attainment of performance targets. All determinations of the Committee with respect to the Amended Performance Plan are binding. The expenses of administering the Amended Performance Plan will be paid by the Corporation.

        Currently 414 employees are eligible to be designated as participants by the Committee. Participants in the Amended Performance Plan will be eligible to receive an annual cash performance award based on attainment by the Corporation and/or a subsidiary or other operational unit of the Corporation of specified performance goals to be established for each fiscal year by the Committee. No individual may receive for any fiscal year an amount under the Amended Performance Plan that exceeds $3,000,000. The performance awards will be payable on or after the last business day of the performance period for which they are earned and in no event later than the March 15th of the calendar year following the end of the calendar year in which the performance period ends, but, in all cases, only after the Committee certifies that the performance goals have been attained. A participant and the Corporation may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the performance period to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by an amount that would result in such deferral being deemed as an "increase in the amount of compensation" under Section 162(m) of the Code.

        Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals will be based on one or more of the following criteria with regard to the Corporation (or a subsidiary, division, or other operational unit of the Corporation: (i) the attainment of certain target levels of, or a specified percentage increase in, profits, market share, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, those that are attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow or cash generation targets; (iv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Corporation's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Corporation, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity or profitability targets as measured by return ratio and stockholder return; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Corporation's common stock; (x) the growth in the value of an investment in the Corporation's Common Stock assuming the reinvestment of dividends or (xi) a transaction that results in the sale of stock or assets of the Corporation. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the performance period determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board. The Committee may also exclude the impact of an event or occurrence which the Committee determines should be appropriately excluded, including (i) restructuring, discontinued operations, extraordinary items, gains or losses from vessel sales, impairment charges and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation's management, or (iii) a change in accounting standards required by generally accepted accounting principles.

        In addition, such performance goals may be based upon the attainment of specified levels of Corporation (or subsidiary, division or other operational unit of the Corporation) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

        The Compensation Committee has approved the grant of cash performance awards for 2009 to all of its employees, including the Named Executive Officers. The awards to the Named Executive Officers (other than the Chief Financial Officer) are, subject to the stockholder approval of the Amended Performance Plan, intended to comply with the "performance-based compensation" exception under Section 162(m) of the Code. See "Compensation Discussion and Analysis—Elements of the Corporation's Compensation Program—Annual Cash Incentive Awards" for additional information regarding these awards.

        Had the performance goals and target awards for the 2009 performance award been in effect during 2008, the amounts that would have been payable to (a) Messrs. Arntzen, Itkin, Johnston and

Berglund and Ms. Zabrocky, before any reduction by the Compensation Committee, would have been $2,160,000, $792,000, $690,000, $660,000 and $450,000, $450,000, respectively, (b) the Corporation's executives as a group (including the Named Executive Officers) would have been $6,584,720 (compared with $8,649,446 paid for 2008), and (c) the Corporation's non-executive officer employees as a group would have been $14,621,289 (compared with $17,106,833 paid for 2008).

        The Amended Performance Plan, if approved by stockholders, will be effective upon approval. If the Amended Performance Plan is not approved by stockholders, the terms of the Original Performance Plan will continue in effect, but awards under the Original Performance Plan will not be considered to be "performance based compensation" eligible for deductibility under Section 162(m) of the Code. The Amended Performance Plan may be amended or discontinued by the Corporation's Board of Directors (or an authorized committee thereof) at any time. However, stockholder approval is required for an amendment that increases the maximum payment that may be made to any individual for any performance period, materially alters the business criteria on which performance goals are based, changes the class of eligible employees or otherwise requires stockholder approval under Section 162(m) of the Code. In addition, no amendment or termination of the Amended Performance Plan may, without the consent of a participant, alter or impair his or her right to receive payment of an award otherwise payable under the Amended Performance Plan.

        The Amended Performance Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Section 401(a) of the Code.

        Under applicable regulations, if the Amended Performance Plan is approved, it may remain in effect without further stockholder approval until its expiration in 2014, unless materially amended prior to such meeting.

Recommendation of the Board of Directors

        The Board of Directors recommends that stockholders vote FOR the approval of the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan, including re-approval of the section 162(m) performance goals under such plan.

PROPOSALS FOR 2010 MEETING

        Any proposals of stockholders that are intended to be presented at the Corporation's 2010 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 2009, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

        Stockholders who wish to propose a matter for action at the Corporation's 2010 Annual Meeting, including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement, must notify the Corporation in writing of the information required by the provisions of the Corporation's amended and restated by-laws dealing with stockholder proposals. The notice must be delivered to the Corporation's Corporate Secretary between March 10, 2010 and April 9, 2010. Stockholders can obtain a copy of the Corporation's amended and restated by-laws by writing the Corporate Secretary at the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017.

GENERAL INFORMATION

        The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

        All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors, and for the approval of the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan including re-approval of the section 162(m) performance goals under such plan. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Approval of the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan including reapproval of the section 162(m) goals under such plan requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote present or represented at the Annual Meeting. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

        If you are a participant in the Savings Plan of the Corporation (the "Savings Plan") and hold Common Stock in the Savings Plan, shares of Common Stock which are held for you under the Savings Plan, as applicable, may be voted through the proxy card accompanying this mailing. The Savings Plan is administered by Vanguard Fiduciary Trust Company, as Trustee. The Trustee, as the stockholder of record of the Common Stock held in the Savings Plan, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Common Stock held under the Savings Plan are not returned duly signed and dated, the Trustee will vote the shares in the same proportion as it votes shares as to which directions have been received.

        The cost of soliciting proxies for the meeting will be borne by the Corporation. Innisfree M&A Incorporated has been retained by the Corporation to assist with the solicitation of votes for a fee of $7,500 plus reimbursement of expenses to be paid by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for doing so.

        The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,
JAMES I. EDELSON
General Counsel and Secretary

New York, N.Y.
April 30, 2009

Appendix A

OVERSEAS SHIPHOLDING GROUP, INC.

AMENDED AND RESTATED

EXECUTIVE PERFORMANCE INCENTIVE PLAN

 OVERSEAS SHIPHOLDING GROUP, INC.
AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.
PURPOSE

        The purpose of this Plan is to attract, retain and motivate executive employees by providing cash performance awards to designated executive employees of the Company and its Subsidiaries. This Plan was originally approved by the stockholders of the Company in accordance with the laws of the State of Delaware for a term of ten (10) years on June 1, 2004, subject to reapproval of the Performance Goals set forth herein by stockholders at the 2009 annual meeting. The Plan has now been amended and restated to include prior amendments, to clarify the timing of payments under the Plan and to increase the maximum performance award under the Plan and shall be effective upon the approval of the Plan, as amended and restated by the stockholders of the Company in accordance with the laws of the State of Delaware until December 31, 2014.

2.
DEFINITIONS

        Unless the context otherwise requires, the words which follow shall have the following meaning:

  (a)
  "Award"—shall mean the total annual Performance Award as determined under the Plan.

  (b)
  "Board"—shall mean the Board of Directors of the Company.

  (c)
  "Change in Control of the Company"—shall have the meaning set forth in Exhibit A.

  (d)
  "Code"—shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

  (e)
  "Code Section 162(m)"—shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

  (f)
  "Company"—shall mean Overseas Shipholding Group, Inc. and any successor by merger, consolidation or otherwise.

  (g)
  "Committee"—shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board all of whose members shall satisfy the requirements to be "outside directors," as defined under Code Section 162(m).

  (h)
  "Individual Target Award"—shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.

  (i)
  "Participant"—shall mean an employee of the Company or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

  (j)
  "Performance Award"—shall mean the amount paid or payable under Section 6 hereof.

  (k)
  "Performance Goal"—shall mean the objective performance goals, formulae or standards that the Committee shall establish in accordance with Section 6.2 hereof.

  (l)
  "Performance Period"—shall mean a period of one (1) year or less.

  (m)
  "Plan"—shall mean this Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan.

  (n)
  "Subsidiary"—shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a "Subsidiary" by resolution of the Committee.

3.
ADMINISTRATION AND INTERPRETATION OF THE PLAN

        The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Awards within the Plan guidelines; (iv) certify attainment of performance goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan's administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

        Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4.
ELIGIBILITY AND PARTICIPATION

(a)
For each Performance Period, the Committee shall select the employees of the Company and its Subsidiaries who are to participate in the Plan from among the executive employees of the Company and its Subsidiaries.

(b)
No person shall be entitled to any Award under this Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.
INDIVIDUAL TARGET AWARD

        For each Participant for each Performance Period, the Committee may specify a targeted performance award. The Individual Target Award may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to determine the percentages (which may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant's Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the

Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6.
PERFORMANCE AWARD PROGRAM

        6.1    Performance Awards.    Subject to Section 7 herein, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the penultimate sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

        6.2    Performance Goals.    The Committee shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company (or a subsidiary, division, or other operational unit of the Company): (i) the attainment of certain target levels of, or a specified percentage increase in, profits, market share, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that are attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow or cash generation targets; (iv) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity or profitability targets as measured by return ratio and shareholder return; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company's common stock; (x) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends or (xi) a transaction that results in the sale of stock or assets of the Company. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board. The Committee may also exclude the impact of an event or occurrence which the Committee determines should be appropriately excluded, including

(i) restructurings, discontinued operations, extraordinary items, gains or losses from vessel sales, impairment charges and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (iii) a change in accounting standards required by generally accepted accounting principles.

        In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

        6.3    Maximum Performance Award.    The maximum Performance Award payable to a Participant for any Performance Period is $3,000,000.

        6.4    Payment Date; Committee Certification.    Performance Awards will be paid on or after the last business day of the Performance Period for which they are earned, and in no event later than the March 15th of the calendar year following the end of the calendar year in which the Performance Period ends, but not before the Committee certifies in writing that the Performance Goals specified pursuant to subsection 6.2 (except to the extent permitted under Code Section 162(m) and provided in Section 7) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates in accordance with any deferred compensation program, if any, in effect applicable to such Participant. Any Performance Award deferred by a Participant shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an "increase in the amount of compensation" under Code Section 162(m). The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program.

7.
EMPLOYMENT AT YEAR END GENERALLY REQUIRED FOR AWARD

        No Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates at the end of the Performance Period; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate, including, but not limited to, a Participant's death, disability, or termination following a Change in Control of the Company, in all cases in accordance with Code Section 162(m) and the guidance issued thereunder.

8.
NON-ASSIGNABILITY

        No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.
NO RIGHT TO EMPLOYMENT

        Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.
AMENDMENT OR TERMINATION

        The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in subsection 6.2; (ii) increase the maximum amount set forth in subsection 6.3; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant's right to receive payment of an Award for a Performance Period otherwise payable hereunder.

11.
SEVERABILITY

        In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.
WITHHOLDING

        The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.
GOVERNING LAW

        This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

 Exhibit A

        A "Change in Control of the Company" shall be deemed to have occurred upon the occurrence of any of the following events, provided that such an event is a Change in Control Event within the meaning of Code Section 409A: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any "Subsidiary," any employee benefit plan sponsored or maintained by the Company, or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; provided, that no Change in Control will be deemed to have occurred as a result of an increase in ownership percentage in excess of thirty percent (30%) resulting solely from an acquisition of securities by the Company unless and until such person acquires additional shares of the Company; (ii) there is a merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions or a liquidation of the Company, (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity in approximately the same proportion as they had in the Company immediately prior to the Transaction; or (iii) during any period of twelve (12) consecutive months beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board. Only one (1) Change in Control may occur under the Plan.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example	☒

	FOR all Nominees (except as withheld in the space provided below)	WITHHOLD AUTHORITY to vote for all Nominees	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

(1) Election of Directors:	☐	☐	☐	(2) Approval of the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan, including re-approval of the section 162(m) performance goals under such plan:	☐	☐	☐
Nominees:
01 Morten Arntzen	08 Solomon N. Merkin,
02 Oudi Recanati	09 Joel I. Picket,			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
03 G. Allen Andreas III	10 Ariel Recanati,
04 Alan R. Batkin	11 Thomas F. Robards,
05 Thomas B. Coleman	12 Jean-Paul Vettier and
06 Charles A. Fribourg	13 Michael J. Zimmerman.
07 Stanley Komaroff

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s in the space provided below:)

*Exceptions _________________________________________________________________________________

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Signature___________________________________________________________Signature if held jointly___________________________________________________________Dated_______________, 2009

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 9, 2009

The undersigned hereby appoints SOLOMON N. MERKIN and MICHAEL J. ZIMMERMAN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 9, 2009 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE OVERSEAS SHIPHOLDING GROUP, INC. AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN, INCLUDING THE RE-APPROVAL OF THE SECTION 162(M) PERFORMANCE GOALS UNDER SUCH PLAN AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the  OSG SHIP MANAGEMENT, INC. SAVINGS PLAN  (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by  5PM EST  on  June 4, 2009,  the Plan’s Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example	☒

	FOR all Nominees (except as withheld in the space provided below)	WITHHOLD AUTHORITY to vote for all Nominees	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

(1) Election of Directors:	☐	☐	☐	(2) Approval of the Overseas Shipholding Group, Inc. Amended and Restated Executive Performance Incentive Plan, including re-approval of the section 162(m) performance goals under such plan:	☐	☐	☐
Nominees:
01 Morten Arntzen	08 Solomon N. Merkin,
02 Oudi Recanati	09 Joel I. Picket,			PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
03 G. Allen Andreas III	10 Ariel Recanati,
04 Alan R. Batkin	11 Thomas F. Robards,
05 Thomas B. Coleman	12 Jean-Paul Vettier and
06 Charles A. Fribourg	13 Michael J. Zimmerman.
07 Stanley Komaroff

(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s in the space provided below:)

*Exceptions _________________________________________________________________________________

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

Signature___________________________________________________________Signature if held jointly___________________________________________________________Dated_______________, 2009

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 9, 2009

The undersigned hereby appoints SOLOMON N. MERKIN and MICHAEL J. ZIMMERMAN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at the offices of Overseas Shipholding Group, Inc., 666 Third Avenue, Sixth Floor, New York, New York, on Tuesday, June 9, 2009 at 2:00 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE OVERSEAS SHIPHOLDING GROUP, INC. AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN, INCLUDING THE RE-APPROVAL OF THE SECTION 162(M) PERFORMANCE GOALS UNDER SUCH PLAN AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

QuickLinks

OVERSEAS SHIPHOLDING GROUP, INC. 666 THIRD AVENUE, NEW YORK, N.Y. 10017 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 9, 2009
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 9, 2009
OVERSEAS SHIPHOLDING GROUP, INC. 666 Third Avenue, New York, N.Y. 10017
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS
INFORMATION AS TO STOCK OWNERSHIP
INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE
COMPENSATION AND CERTAIN TRANSACTIONS Compensation Discussion and Analysis
Minimum Price of Share of Common Stock
REPORT OF THE COMPENSATION COMMITTEE
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARD
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION
EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE OF CONTROL
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL(1)
DIRECTOR COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
APPROVAL OF THE OVERSEAS SHIPHOLDING GROUP, INC. AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN
PROPOSALS FOR 2010 MEETING
GENERAL INFORMATION
OVERSEAS SHIPHOLDING GROUP, INC. AMENDED AND RESTATED EXECUTIVE PERFORMANCE INCENTIVE PLAN
Exhibit A